Exhibit 10.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND AMONG E2OPEN, INC.,

ICON-SCM AG,

ICON GESELLSCHAFT FÜR SUPPLY CHAIN MANAGEMENT MBH,

DR. MICHAEL KEPPLER AND

DR. KURT MANNCHEN

DATED AS OF JULY 30, 2013

-i-

ARTICLE 4 ADDITIONAL AGREEMENTS		30

4.1	Payoff Letters	30
4.2	Tax Matters	30
4.3	Certain Taxes and Fees	31
4.4	Release of Claims	31
4.5	Section 280G	33

ARTICLE 5 CLOSING CONDITIONS		33

5.1	Conditions to Obligations of Each Party	33
5.2	Additional Conditions to Obligations of the Company, Seller and the Founders	33
5.3	Additional Conditions to the Obligations of Purchaser	34

ARTICLE 6 SURVIVAL, ESCROW FUND AND INDEMNIFICATION		35

6.1	Survival	35
6.2	Escrow Fund	36
6.3	Indemnification	36
6.4	Limitations on Indemnification	37
6.5	Escrow Claim Period	39
6.6	Claims for Indemnification	39
6.7	Objections to and Payment of Claims	39
6.8	Resolution of Objections to Claims	40
6.9	Third-Party Claims	41

ARTICLE 7 GENERAL PROVISIONS		41

7.1	Certain Interpretations	41
7.2	Assignment	42
7.3	Notices	42
7.4	Confidentiality	43
7.5	Public Disclosure	43
7.6	Entire Agreement	44
7.7	No Third Party Beneficiaries	44
7.8	Specific Performance and Other Remedies	44
7.9	Severability	44
7.10	Governing Law	44
7.11	Dispute Resolution/Mediation/Jurisdiction. The Parties agree that they will, prior to commencing any litigation, attempt in good faith, to resolve any dispute or conflict by mediation as set forth in this Section 7.11	44
7.12	Waiver of Jury Trial	45
7.13	USA Patriot Act	46
7.14	Counterparts	46

-ii-

EXHIBITS

Exhibit A - Form of Founder Non-Competition Agreement

Exhibit B - Escrow Agreement

Exhibit C - Form of Legal Opinion

ANNEXES

Annex A - Definitions

SCHEDULES

Schedule 4.1 - Holders of Company Indebtedness

Schedule Error! Reference source not found. - Director and Officer Indemnification Agreements

Schedule 5.3(b)(1) - Third Party Consents

APPENDICES

Appendix A - List of Agreements

-iii-

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) dated as of July 30, 2013 (the “Agreement Date”) is by and among E2OPEN, INC., a Delaware corporation (“Purchaser”), ICON-SCM AG, a German stock corporation (the “Company”), ICON GESELLSCHAFT FÜR SUPPLY CHAIN MANAGEMENT MBH, a German limited liability company (“Seller”) and Drs. Michael Keppler and Kurt Mannchen (the “Founders”). All capitalized terms that are used but not defined herein shall have the respective meaning ascribed thereto in Annex A.

RECITALS

A. Seller owns legal and beneficial title to two hundred and fifty thousand (250,000) shares of Company Common Stock representing one hundred percent (100%) of the issued and outstanding Company Capital Stock and believe it is in their best interests and the boards of directors of each of Purchaser and the Company believe it is advisable and in the best interests of each corporation and its respective shareholders that Purchaser acquire the Company through the purchase of all of the Company Capital Stock, in accordance with the terms and conditions of this Agreement.

B. Subject to the terms and conditions of this Agreement, all issued and outstanding Company Capital Stock will be purchased by Purchaser for the consideration set forth herein.

C. Seller is the owner of and has good and valid title to the Company Capital Stock, free and clear of any encumbrances or liens, and Seller is the sole shareholder of the Company.

D. Concurrently with the execution and delivery of this Agreement by the Parties hereto, as a material inducement to Purchaser to enter into this Agreement, each Founder shall enter into a Non-Competition and Non-Solicitation Agreement with Purchaser in the form attached hereto as Exhibit A (collectively, the “Founder Non-Competition Agreements”).

E. Concurrently with the execution of this Agreement, and as material inducement to Purchaser to enter into this Agreement, Purchaser, Seller and J.P. Morgan (the “Escrow Agent”) shall enter into an escrow agreement substantially in the form attached hereto as Exhibit B (with such changes as the Escrow Agent may reasonably request and as are mutually approved by Purchaser and Seller, such approval to not be unreasonably withheld, delayed or conditioned, the “Escrow Agreement”), pursuant to which a portion of the aggregate merger consideration shall be placed in an escrow account to secure the obligations set forth in Article 6 hereof.

F. The Company and Seller, on the one hand, and Purchaser, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the purchase of Company Capital Stock.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ALL SHARES IN THE COMPANY

1.1 Purchase and Sale of Company Capital Stock. Upon the terms and subject to the conditions of this Agreement, Seller hereby sells to Purchaser, and Purchaser hereby purchases and acquires, any and all rights, title and interest in and to all Company Capital Stock owned beneficially, of record or otherwise by Seller from and after the Agreement Date, free and clear of all Encumbrances and with the benefit of all rights of whatsoever nature attaching or accruing to such Company Capital Stock, including all rights to any dividends and distributions declared, paid or made in respect of such Company Capital Stock on or after the Agreement Date. Effective as of the Closing, and subject to Purchaser’s performance of its obligations and conditions under this Agreement, Seller hereby conveys, assigns and transfers any and all rights, title and interest in and to all Company Capital Stock owned by Seller to Purchaser, and Purchaser assumes such Company Capital Stock and accepts the assignment and transfer of all such Company Capital Stock. With respect to the purchase and sale of Company Capital Stock provided for in this Agreement, Seller waives all rights of pre-emption or first refusal or other rights of or restrictions on the transfer of any of the Company Capital Stock conferred on such Seller by the Charter Documents or any Contract.

(a) At the Closing, Seller shall become entitled to receive, without interest:

(1) the Stock Consideration shall have a value as of the Closing equal to €6,666,667 of Purchaser’s Common Stock, calculated in accordance with the definition of Stock Consideration (the “Shares”);

(2) an amount equal to €9,333,333 (the “Cash Consideration”); and

(3) an amount equal to the remaining Escrow Amount (originally €4,000,000; see definition of Escrow Fund), payable solely in cash in accordance with Section 1.4(b).

(b) For the avoidance of doubt, the net consideration received by Seller shall be equal to €20,000,000 as set forth above.The right of Seller to receive each Future Payment pursuant to Section 1.1(a), if any, is an integral part of the consideration payable to Seller in connection with the Transactions. The rights to receive such Future Payments will not be represented by any form of certificate, are not transferable, except by operation of Law, and do not constitute an equity or ownership interest in, or rights as a security holder of, the Company or Purchaser. No interest shall be payable as additional consideration with respect to the Final Cash Consideration or any of the Future Payments, except and to the extent that Purchaser is past due with respect to such payment.

1.2 Closing. Upon the satisfaction or waiver of the conditions set forth in Article 5, the Parties shall cause the closing of the Transactions (the “Closing”) on the Agreement Date. The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304 or at such other location as the Parties agree. The date on which the Closing occurs is herein referred to as the “Closing Date.” All acts and proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

1.3 RESERVED.

1.4 Escrow.

(a) As promptly as practicable (but in any event within three Business Days) after the Closing Date, Purchaser shall deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds, the Escrow Amount, to be held by the Escrow Agent in the Escrow Fund.

(b) Subject to the terms and conditions of the Escrow Agreement, in the event that an Escrow Payment is to be released for the benefit of Seller, Seller shall deliver to Purchaser a Future Payment Spreadsheet with respect to the Escrow Payment and as promptly as practicable (but in any event within three Business Days) following its receipt of such Future Payment Spreadsheet, Purchaser and Seller shall jointly instruct the Escrow Agent to deposit with Purchaser, the Escrow Payment that is owed to Seller, for distribution to Seller, and Purchaser shall pay to Seller, as promptly as practicable (but in any event within three Business Days), the Escrow Payment as is set forth opposite Seller’s name on such Future Payment Spreadsheet less any deductions and withholdings required by applicable Law.

1.5 Exchange Procedures. At Closing, Seller shall deliver to Purchaser a digital copy of the electronic stock ledger (“Elektronisches Aktienbuch”) representing its shares of Company Capital Stock (the “Company Stock Certificates”) and any other documents (including applicable tax forms) that Purchaser may reasonably require in connection therewith (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto. At Closing, Purchaser shall pay to Seller in exchange therefor, the Cash Consideration, less any deductions and withholdings required by applicable Law, via certified and bank guaranteed check, and Purchaser shall cause its transfer agent to issue to Seller the stock portion of the merger consideration pursuant to Section 1.1(a) in book entry form, and Purchaser shall cause Seller to instruct the Share Register (Aktienregister) that the transfer of all Company Capital Stock from Seller to Purchaser has occurred.

1.6 Shares of Purchaser’s Common Stock. Until such shares become validly registered or are otherwise freely transferrable, the shares of Purchaser’s Common Stock issued by Purchaser to Seller pursuant to Section 1.1(a) and this Section 1.6 shall be placed in a restrictive class bearing the following restrictive legend:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(a) If Purchaser registers shares of Purchaser’s Common Stock on an effective registration statement during the period in which Seller’s shares of Purchaser’s Common Stock are restricted securities (as defined under the Act), subject to applicable Law, Purchaser shall use its reasonable best efforts to include Seller’s shares in any such registration.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SELLER AND THE FOUNDERS

2.1 Representations and Warranties. The Company and Seller, jointly and severally (gesamtschuldnerisch), hereby represent and warrant, in each case in the form of an absolute and independent guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB, to Purchaser that the statements in the following paragraphs of this Article 2 are all true and complete on the date hereof, subject to the disclosures and other responses set forth in the applicable Disclosure Schedules (which disclosures and responses are arranged in parts that correspond to the Sections or, in the case of Subsections, such Subsections in this Article 2 to which they apply, and qualify other Sections or Subsections of this Article 2 only to the extent that it is reasonably apparent from the text of the disclosure or response that such disclosure or response is applicable to such other Section or Subsection). The Founders represent and warrant ( the same as set forth in Section 2.1), however, strictly limited to the Fundamental Representations (Section 2.8 and 2.11).

2.2 Organization, Good Standing and Qualification. The Company is a stock corporation, duly incorporated and organized, and validly existing under the laws of Germany. The Company is duly qualified to transact business and is in good standing in each other jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of the Company (a “Material Adverse Effect”). The Company has all requisite power and authority to own and operate its property, to conduct its business as now conducted and as presently proposed to be conducted, and to comply with the provisions of and consummate the transactions contemplated by the Transaction Documents. The Company has Made Available correct and complete copies of its deed of incorporation (Gründungsurkunde), articles of association (Statuten), and by-laws and rules of procedure (Geschäftsordnungen), each as amended to date and each as in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The board of directors of the Company has not approved any amendment to any of the Charter Documents. The Company is not in violation of any of the provisions of its Charter Documents, and no changes thereto are pending.

2.3 Capitalization and Voting Rights.

(a) The Company has a total stated capital (Grundkapital) of EUR250,000, represented by the shares which represent all the equity interests (Geschäftsanteile) of the Company and are divided into 250,000 common shares (Stammaktien) with no par value (Stückaktien) (the “Company Capital Stock”). The Company has not issued, and does not have any obligations to issue, any phantom stock arrangements.

(b) The Company Capital Stock are owned legally and beneficially by Seller hereto, free and clear of any Liens and include all ancillary rights (including any pre-emptive rights (Bezugsrechte)) attributable thereto. The Seller have not granted any Person any proxy or other rights with respect to the voting rights of Company Capital Stock nor are they a party to any arrangement or agreement (including any Stimmbindungsvertrag) granting such rights with respect to the Company Capital Stock. The Company Capital Stock are each duly authorized, validly issued, registered in the share register, fully paid, have not been repaid, and are not subject to assessment. Other than the Company Capital Stock, there are no other securities of the Company of any class or kind issued, reserved for issuance, convertible, or outstanding and there are no restrictions with respect to transferability of the Company Capital Stock. There are no options, offers, warrants, restricted stock, restricted stock units, stock appreciation rights, conversion rights, take-along rights, co-sale rights, preemptive rights, subscriptions or agreements or rights of any kind to subscribe for, or to sell or purchase, or commitments to issue (either formal or informal, firm or contingent), existing or future share or equity capital or securities of or interests or rights in the Company (whether debt, equity, or a combination thereof) or otherwise with respect to the equity of the Company (whether payable in equity, cash or otherwise) or obligating the Company or any shareholders to grant, extend, or enter into any such agreement or commitment. Except for the “Betriebführungsvertrag” by and between the Company and the Seller, which has been Made Available to Purchaser, the Company is not party to any other enterprise agreements within the meaning of Sections 291 and 292 AktG. The Company Group has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for issuance of equity to any Person.

(c) Schedule 2.3(c) of the Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Schedule 2.3(c) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Other than the Subsidiaries, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each entity listed on Schedule 2.3(c) of the Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including taxes, with respect to any such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. A true and correct copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been Made Available to Purchaser. The operations now being conducted by each Subsidiary are not now and have never been conducted under any other name. All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. Except for Seller’s ICON Phantom Stock Plan 2012 I (the “Seller Phantom Stock Plan”), there are no other outstanding or authorized stock appreciation, phantom stock, restricted stock unit, profit participation, or other similar rights (whether payable in equity, cash or otherwise) with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.4 Authorization. All action on the part of the Company, its officers, director, partners and Seller necessary for the authorization, execution and delivery of the Transaction Documents, performance of all obligations of the Company and Seller hereunder and thereunder, and the Transaction Agreements, constitute valid and legally binding obligations of the Company and Seller, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of general application affecting enforcement of creditors’ rights generally.

2.5 Noncontravention. The execution, delivery and performance of the Transaction Documents by Seller and the consummation of the Transactions do not and will not (a) conflict with, result in or constitute a violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person, in each case, in accordance with, any provision of the Charter Documents or the organizational or constituting documents of any member of the Company Group, (b) result in the creation of an Encumbrance on any Assets or Properties of any member of the Company Group, (c) subject to the making of filings and registrations and the receipt of consents and approvals provided for in Schedule 2.5 of the Disclosure Schedule, conflict with, result in or constitute a material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any Law or Permit applicable to any member of the Company Group, or (4) conflict with, result in or constitute a material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any Company Material Contract of any member of the Company Group.

2.6 Governmental Consents and Permits. No consent, approval, notice, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Transaction Documents. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, and the Company believes it can obtain, without undue burden or expense, any additional franchises, permits, licenses, and any similar authority necessary for the conduct of its business as proposed to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

2.7 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company Group (or any officer or director of the Company Group) or Seller relating to, or otherwise affecting the transactions as contemplated by the Transaction Documents, nor is the Company or Seller aware that there is any basis for the foregoing. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

(a) There is no material Action by any member of the Company Group pending or threatened against any other Person.

(b) No insolvency, bankruptcy or composition proceeding has been initiated, to the knowledge of the Company Group, threatened in writing with respect to any member of the Company Group. No member of the Company Group is illiquid (zahlungsunfähig); however: Purchaser understands and acknowledges that the Company is currently over-indebted (überschuldet) ), but Company has been issued a positive operational outlook or prognosis (positive Fortführungsprognose) as part of the FY2012 statutory audit opinion by Mörk & Krämer. Seller has provided Purchaser with the audited financial statement for FY2012 and quarterly profit and loss statement, balance sheet and cash flow calculation (dated April 30, 2013 and June 30, 2013), which indicates the Company’s over-indebtedness. However, Company is convinced of the positive operational outlook or prognosis of the Company in accordance with the “going concern principle” set forth in Section 252 (1) No.2 of the HGB (German Commercial Code).

(c) There are no internal investigations or internal inquiries that, since January 1, 2009, have been conducted by or at the direction of the board of directors of the Company (or any committee thereof) concerning any material financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or enforcement action involving any member of the Company Group.

(d) There is no Action by any Person pending or to the knowledge of the Company Group threatened against any director or officer of the Company Group in their capacities as such.

(e) Seller has no claims, disputes, grievances, Actions, or controversies pending or threatened or reasonably anticipated against any member of the Company Group.

2.8 Intellectual Property.

(a) Definitions.

(1) “Company Intellectual Property” means any Intellectual Property that is owned by or exclusively licensed to the Company.

(2) “Company Products” means all products and service offerings, including all Software, of the Company that currently are or in the past have been sold, licensed, distributed or otherwise disposed of, as applicable, or from which the Company has generated revenue, or that the Company intends to sell, license, distribute or otherwise dispose of in the future, including any products or services offerings under development.

(3) “Company Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Company Product.

(4) “Intellectual Property” means the rights associated with or arising out of any of the following; (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures; (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, usage rights (Nutzungsrechte), rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship; (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith; (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing; and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(5) “Registered Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any government or other governmental entity or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

(b) Schedule 2.8(b) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all Company Products.

(c) Schedule 2.8(c) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property that is Registered Intellectual Property (the “Company Registered Intellectual Property”). For each listed item, Schedule 2.8(c) of the Disclosure Schedule indicates, as applicable, the owner of such Company Registered Intellectual Property, the countries in which such Company Registered Intellectual Property is patented or registered, the patent or registration number, and the filing and expiration dates thereof. There are no facts or circumstances that would render any Company Registered Intellectual Property invalid or unenforceable.

(d) The Company solely and exclusively owns all right, title and interest in and to the Company Products, including all Company Source Code, free and clear of all Liens (other than non-exclusive end user licenses granted to customers of the Company), and none of the Seller, the Founders, and the Company has sold, transferred, assigned or otherwise disposed of any rights or interests therein or thereto (other than non-exclusive end user licenses granted to customers of the Company in the ordinary course of business) and to the licenses granted to SAP AG according to the “Software License and Reseller Agreement” entered into by and between Company and SAP AG on September 22, 2010 (“SAP Reseller Agreement”), which Purchaser has viewed as set forth in Section 3.6 hereof. Except as set forth in Disclosure Schedule 2.8(d), neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company or any subsidiary.

(e) Except for inbound licenses for commercial off-the-shelf Software not embedded in Company Products, Company is not a party to any contract or agreement related to Intellectual Property of a third party. No person or entity who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements, enhancements, modifications and other amendments made by the Company in such Intellectual Property. Other than Intellectual Property licensed to the Company under (i) licenses for the Open Source Software listed in Schedule 2.8(k) of the Disclosure Schedule, (ii) licenses for commercial off-the-shelf Software not embedded in Company Products and (iii) the licenses set forth in Schedule 2.8(e) of the Disclosure Schedule, the Company Intellectual Property includes all Intellectual Property that is used in or necessary for the conduct of the business of the Company as it currently is conducted or as currently proposed to be conducted by the Company, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company Products.

(f) Copies of the Company’s standard forms, including attachments, of non-exclusive end user licenses and terms of service for the Company Products (collectively, the “Standard Form Agreements”) are attached to Schedule 2.8(f) of the Disclosure Schedule. Other than non-disclosure agreements and non-exclusive licenses of the Company Products to end-users that do not materially differ in substance from the Standard Form Agreements and that have been entered into in the ordinary course of business, Schedule 2.8(f) of the Disclosure Schedule lists all Contracts under which the Company or any of its subsidiaries has granted, licensed or provided any Company Intellectual Property to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property for the sole benefit of the Company or any subsidiary thereof), including any Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property.

(g) Subject to any licensing rights contained in the SAP Reseller Agreement, which has been Made Available to Purchaser, all of the Company Intellectual Property (i) is wholly and exclusively owned by the Company, free and clear of all options, rights, licenses, restrictions and Liens, and (ii) was created or developed solely by either (1) employees of the Company acting within the scope of their employment, or (2) other Persons who have validly and irrevocably assigned all of their rights therein, including Intellectual Property rights, to the Company. The marks “ICON” and “ICON-SCM” are owned by Seller. With respect to any and all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services Company has the right to use the aforesaid marks and domain names for an indefinite period, free of charge. Upon written request by Purchaser, Seller shall promptly transfer and assign any and all rights in the marks “ICON” and “ICON-SCM” to Company, free of any charge. The Founders have validly and irrevocably assigned all of their rights to the Company Intellectual Property. All Company Intellectual Property will be fully transferable, alienable and licensable by the Company or Purchaser without restriction and without payment of any kind to any third party.

(h) The operation of the business as it currently is conducted or as currently contemplated to be conducted, including the design, development, use, import, export, manufacture, licensing, sale or other disposition of the Company Products and Company Intellectual Property, does not infringe or misappropriate the Intellectual Property rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under applicable Laws. The Company has not received any written notice from any Person claiming or implying that such operation or any Company Product infringes or misappropriates the Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the Laws. No third party owns any Intellectual Property used in, or necessary for the conduct of the business of the Company as currently conducted or as currently proposed to be conducted or the complete utilization of the Company Products or Company Intellectual Property.

(i) Each item of the Company Registered Intellectual Property is subsisting valid and enforceable, and all necessary registration, maintenance and renewal fees in connection with such registered Company Intellectual Property have been paid and all necessary documents and articles in connection with such registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Authorities, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

(j) The Company has taken adequate and commercially reasonable steps required to protect the Company’s rights in the Company Intellectual Property, or as provided by any other Person to the Company. Without limiting the foregoing, the Company has and enforces a policy requiring each Employee of the Company to execute proprietary information, confidentiality and assignment agreements. All Employees of the Company have executed such an agreement, all former Employees of the Company or Seller who were involved in, or who contributed to, the creation or development of any Company Intellectual Property have executed such an agreement and no employee, officer, director, consultant or advisor of the Company or the Seller is in violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right to use Company Intellectual Property or proprietary information of others.

(k) Schedule 2.8(k) of the Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and the Apache License) (collectively, “Open Source Software”) that has been incorporated into any Company Product in any way and describes the manner in which such Open Source Software was incorporated (such description shall include whether (and, if so, how) the Open Source Software was modified or distributed by the Company or any of its subsidiaries and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company Product). The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or any Company Intellectual Property (including Company Software), (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company or any of its subsidiaries with respect to Intellectual Property owned by the Company or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property owned by the Company or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

(l) Schedule 2.8(l) of the Disclosure Schedule identifies all categories of Personally Identifiable Information collected by the Company through Internet websites owned, maintained or operated by the Company or any of its subsidiaries (“Company Sites”), and through any services provided to customers of the Company. “Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify a Person. The Company has complied with all applicable laws, contractual and fiduciary obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, transfer and any other processing of any Personally Identifiable Information collected or used by the Company in any manner or maintained or by third parties having authorized access to such information. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and with the Company’s privacy policies. Copies of all current and prior privacy policies of the Company that apply to the Company Sites or the Company Services are attached to Schedule 2.8(l) of the Disclosure Schedule. Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws.

(m) The Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of Personally Identifiable Information.

(n) The Company has taken the steps and implemented the procedures specified in Schedule 2.8(n) of the Disclosure Schedule to protect the information technology systems used in connection with the operation of the Company from intrusions and contaminants. The Company has the disaster recovery and security plans, procedures and facilities specified in Schedule 2.8(n) of the Disclosure Schedule. There have been no material unauthorized intrusions or breaches of the security of information technology systems.

(o) The Company has made available to Seller all material documentation and notes relating to the testing of all Company Products that have been requested by Seller (other than any such document that does not exist or is not in the Company’s possession) in each case as of the Agreement Date. The Company has documented all material known bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.

(p) No (i) government funding or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company or any subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary. No university, college, other educational institution or research center, or Bundesland where such institution is located, has any ownership or usage rights to the Company Intellectual Property.

2.9 Compliance with Other Instruments. The Company is not in violation of or default under any provision of its articles of association or bylaws, or any material provision of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, contract, agreement or instrument, or to any federal, state or local statute, rule or regulation. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or otherwise conflict with or result in, with or without the passage of time and giving of notice, any such default or in the creation of any lien or the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, approval, right or benefit of the Company.

2.10 Agreements; Action.

(a) The Company has not sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory or nonexclusive license of software in the ordinary course of business.

(b) No officer or director of any member of the Company Group or holder of more than five percent of the Company Capital Shares (nor, to the knowledge of the Company Group, any immediate family member of any of such Persons or any trust, partnership or company in which any of such Persons has or has had an interest) (each a “Related Party”) (1) any interest in any third party which furnished, licensed or sold, or furnishes, licenses or sells, services, products, goods, property, technology, intellectual or other property rights that any member of the Company Group furnishes, licenses or sells, or proposes to furnish, license or sell, (2) any interest in any third party that purchases from or sells or furnishes to or license to any member of the Company Group any goods or services or (3) other than with respect to Employee Benefit Plans made in the ordinary course of business, any interest in any Contract to which any member of the Company Group is a party, except that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any third party” for purposes of this Section 2.10.

2.11 Taxes.

(a) Each member of the Company Group, and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which any member of the Company Group is a member, has properly completed and timely filed (after taking into account any extension of time to file) all Tax Returns required to be filed by it. All such Tax Returns are accurate and have been completed in accordance with applicable Law in all material respects, and each member of the Company Group has paid or withheld and paid to the appropriate Tax Authority all Taxes due from it (whether or not shown to be due on such Tax Returns). Each member of the Company Group has maintained in all material respects, at all applicable times, all records in relation to Tax as it is required to maintain.

(b) The Interim Balance Sheet reflects all unpaid Taxes of each member of the Company Group for periods (or portions of periods) through the Interim Balance Sheet Date. No member of the Company Group has any Liability for unpaid Taxes accruing after the Interim Balance Sheet Date, other than Taxes accruing in the ordinary course of business conducted after the Interim Balance Sheet Date.

(c) There is (1) no lien for Taxes against the property of any member of the Company Group other than liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, nor is any such property the subject of any trust arising under Tax Law, (2) no audit of any Tax Return of any member of the Company Group being conducted by a Tax Authority, and (3) no extension of any statute of limitations on the assessment of any Taxes granted to any member of the Company Group currently in effect (other than any such extension resulting from an automatic extension of the time within which to file any Tax Return). No member of the Company Group has been informed in writing by any jurisdiction that the jurisdiction may open an audit, proceeding or other review of the Taxes of such entity or that the jurisdiction believes that such entity was required to file any Tax Return that was not filed.

(d) No member of the Company Group has (1) filed any disclosure with any Tax Return to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (2) engaged in a tax avoidance transaction or similar arrangement or plan, (3) ever been a member of a consolidated, combined, unitary or aggregate group of which any member of the Company Group was not the ultimate parent company, or (4) incurred any Liability for the Taxes of another member of a consolidated, combined unitary or aggregate group, or as a transferee or successor.

(e) No member of the Company Group is a party to or bound by any profit and loss sharing, Tax sharing, Tax ruling or Tax allocation agreement, nor does any member of the Company Group have any Liability or potential Liability to another party under any such agreement.

(f) Each member of the Company Group has withheld or collected and timely paid over to the appropriate Tax Authority (or are properly holding for such timely payment) all Taxes required by Law to be withheld or collected by it.

(g) Each member of the Company Group is in compliance with all applicable transfer pricing laws and regulations and has maintained transfer pricing documentation in accordance with the applicable Tax Laws. The prices for property or services (or for the use of property) provided by or to any member of the Company Group are arm’s length prices for purposes of applicable transfer pricing laws.

(h) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (1) installment sale or other open transaction disposition made on or before the Closing Date, (2) prepaid amount received on or before the Closing Date, (3) settlement agreement or closing agreement executed on or before the Closing Date, or (4) change in method of accounting for a taxable period or portion thereof ending on or before the Closing Date.

(i) Schedule 2.11(i) of the Disclosure Schedule lists all income, franchise and other material Tax Returns (federal, state, local and foreign) filed with respect to each member of the Company Group for taxable periods ended on or after January 1, 2009 and indicates all Tax Returns that currently are the subject of audit.

(j) No member of the Company Group has been or is subject to Tax in a country other than its country of organization by virtue of having (during any taxable period remaining open for the assessment of Tax by any foreign Tax Authority under its applicable statute of limitations) a place of business, place of management or otherwise carrying on business in any country outside the country of its organization.

(k) The Company Group is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, Tax credit or other Tax reduction agreement or Tax order that applies to the Company Group and no Tax exemption, Tax holiday, Tax credit, Tax reduction agreement or Tax order that applies to the Company Group will be adversely affected by the Transactions.

(l) There is no Contract, agreement, plan or arrangement to which any member of the Company Group is a party, including the provisions of this Agreement, covering any Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. No member of the Company Group has no obligation to gross up or otherwise reimburse or compensate any Employee for any tax incurred by such person under Section 4999 of the Code.

(m) Schedule 2.11(m) of the Disclosure Schedule lists each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) sponsored or maintained by any member of the Company Group. Each such nonqualified deferred compensation plan has since (i) January 1, 2005 been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code. No compensation shall be includable in the gross income of any Employee as the result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Closing.

2.12 Corporate Documents. Except for the loan agreement and the “Betriebführungsvertrag” by and between Company and Seller, which have been Made Available to Purchaser, there are no agreements between the Company on the one hand and Seller or the Founders, on the other hand. There are no resolutions that have been passed but have not been registered, and the commercial register excerpt dated within five Business Days of the Closing represents the current status of the Company.

2.13 Title to Property and Assets. The Company owns its property and assets free and clear of all Liens. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid and subsisting leasehold interest in such property and assets, free and clear of any Liens.

2.14 Financial Statements.

(a) The Company has provided to Purchaser the Company’s and its Subsidiaries’ unaudited consolidated statements of operations, statements of income and statements of cash flows for the years ended 2009, 2010, 2011 and 2012, the unaudited management reports as of December 31, 2012 the Interim Balance Sheet as well as the profit and loss statement as of April 30, 2013 and the Closing Balance Sheet as of July 30, 2013 (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with German GAAP applied on a consistent basis throughout the periods presented, or, in case of Icon Industry Consulting, Inc., US GAAP applied on a consistent basis throughout the periods presented, and (b) fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein (subject, in the case of interim period financial statements, to normally recurring year-end audit adjustments, none of which individually or in the aggregate are material). All reserves established by the Company Group that are set forth in or reflected in the Interim Balance Sheet have been established in accordance with German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP, using the same assumptions and methods as were used to prepare the Company’s consolidated balance sheet as of December 31, 2012. Since December 31, 2012, there has been no change in any accounting principle, procedure or practice followed by the Company Group or in the method of applying such principle, procedure or practice.

(b) No member of the Company Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among any member of the Company Group, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the U.S. Securities Act of 1933).

(c) The Company Group has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company Group designed to (1) provide reasonable assurances regarding the reliability of the Financial Statements and (2) in a timely manner accumulate and communicate to the Company Group’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes being herein referred to as the “Financial Controls”). The Company Group has in place revenue recognition policies that are all consistent with German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP. The members of the Company Group, their respective officers and the Company Group’s independent auditors have not identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements that has not been resolved. There have been no instances of fraud by any officer or, to the knowledge of the Company Group, any other employee of any member of the Company Group, whether or not material, that occurred during any period covered by the Financial Statements.

2.15 Absence of Certain Changes; Undisclosed Liabilities.

(a) Since the Interim Balance Sheet Date, (1) each member of the Company Group has conducted its business only in the ordinary course of business, except for the preparation, negotiation and execution of this Agreement and the consummation of the Transactions or as listed in Schedule 2.15(a) of the Disclosure Schedule, (2) there has not occurred any Material Adverse Effect relating to the Company Group and (3) no member of the Company Group has experienced any material damage, destruction, loss or interruption in the use of any of the Properties and Assets of any member of the Company Group (whether or not covered by insurance).

(b) No member of the Company Group has any Liabilities that are required to be reflected in the Financial Statements in accordance with German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP, except for Liabilities that (1) are reflected in, reserved against or shown on the balance sheet included in the Financial Statements as of the Interim Balance Sheet Date or (2) have arisen or were incurred after the Interim Balance Sheet Date in the ordinary course of business, except to the extent directly related to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions or as listed in Schedule 2.15(b) of the Disclosure Schedule (none of which Liabilities results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law).

2.16 Employee Benefit Plans.

(a) Schedule 2.16(a) of the Disclosure Schedule sets forth an accurate and complete list of (1) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (2) all other severance pay, salary continuation, bonus, incentive, phantom stock plan, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, policies, practices or arrangements of any kind, and (3) all Employee Agreements, and (4) all other employee benefit plans, contracts, programs, funds, policies, practices or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, that are sponsored, maintained or contributed to by any member of the Company Group or any ERISA Affiliate for the benefit of any Employees or with respect to which any member of the Company Group or any ERISA Affiliate has or could reasonably be expected to incur any Liability in excess of USD50,000 (all of the items referenced in the foregoing clauses (1)—(4) being hereinafter individually or collectively referred to as an “Employee Benefit Plan” or “Employee Benefit Plans”).

(b) The Company Group has Made Available to Purchaser correct and complete copies of: (1) all documents embodying each Employee Benefit Plan including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Benefit Plan; (2) the most recent annual actuarial valuations, if any, prepared for each Employee Benefit Plan; (3) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (4) if the Employee Benefit Plan is funded, the most recent annual and periodic accounting of Employee Benefit Plan assets; (5) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan; (6) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the Department of Labor with respect to any such application or letter; (7) all communications material to any Employee or Employees relating to any Employee Benefit Plan and any proposed Employee Benefit Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (8) all correspondence to or from any governmental agency relating to any Employee Benefit Plan; and (9) the three most recent plan years discrimination tests for each Employee Benefit Plan.

(c) No Key Employee and, as of the Agreement Date, has given written notice to the Company Group of such employee’s termination of employment with the Company Group. To the knowledge of the Company Group, no such Key Employee intends to terminate his or her employment with the Company Group.

(d) Each Employee Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all Laws. There have been no prohibited transactions or breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Employee Benefit Plans that has resulted or would reasonably be expected to result in any Liability or excise tax under ERISA or the Code being imposed on any member of the Company Group.

(e) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder (1) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory, and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (2) to the knowledge of the Company Group nothing has occurred since the date of any such determination, notification, advisor and/or opinion letter that could reasonably be expected to adversely affect such qualified status.

(f) No member of the Company Group or any ERISA Affiliate has or has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to Title IV of ERISA or to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(g) No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(h) There is no pending or threatened Action in or by any court or Governmental Authority with respect to any Employee Benefit Plan or, to the knowledge of the Company Group, nor is there any basis for one to the knowledge of the Company Group.

(i) Each member of the Company Group and each ERISA Affiliate has timely made all contributions and other payments required by and due under the terms of each Employee Benefit Plan. All (1) benefits, expenses, and other amounts due and payable under an Employee Benefit Plan, (2) contributions, transfers, or payments required to be made to, any Employee Benefit Plan (including any trust or fund under an Employee Benefit Plan) and (3) amounts required to have been paid to any Governmental Authority in respect of Employees, in each case, before the Closing Date will have been paid, made or timely accrued as a liability in the Financial Statements on or before the Closing Date and to the extent accrued as a liability in the Financial Statements and unpaid as of the Closing Date, will be included in the Company Group’s good faith estimate of the Closing Balance Sheet. Schedule 2.16(i) of the Disclosure Schedule sets forth a complete and accurate list of all pension Liabilities or obligations (in any country or jurisdiction) of each of the members of the Company Group as of December 31, 2012 arising from or in connection with pension promises of the respective member of the Company Group.

(j) No Employee Benefit Plan provides benefits, including retiree, death or medical benefits, beyond termination of service or retirement other than (1) coverage mandated by Law or (2) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and no member of the Company Group or any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by Law.

(k) With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceedings and, to the knowledge of the Company Group, no such proceedings with respect to any such insurance company are imminent. No Employee Benefit Plan provides health benefits that are not fully insured through an insurance contract.

(l) The Company Group has reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other Person and without incurring any Liability (other than ordinary administration expenses or routine claims for benefits).

(m) No member of the Company Group has planned, agreed or committed to institute any plan, program, arrangement or agreement for the benefit of Employees, other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.

(n) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in connection with any other event (including the termination of employment or service with Purchaser or any member of the Company Group following the consummation of the Transactions), (1) result in any payment (including severance, unemployment compensation or golden parachute) becoming due under any Employee Benefit Plan, (2) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan, (3) result in the acceleration of the time of payment or vesting of any such benefits to any extent, or (4) result in the forgiveness in whole or in part of any outstanding loans made by any member of the Company Group to any Person. No member of the Company Group will make or is obligated to make any Change of Control Payments.

(o) To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) any member of the Company Group and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and no member of the Company Group is aware of any ground on which such approval may cease to apply.

(p) Non-U.S. Employees.

a) All Contracts of employment or for services with any employee of the Company Group who provide services outside the United States (“Non-U.S. Employees”) are subject to Employment Agreements and are also subject to, and have in all cases, complied with, applicable local law).

b) no promise has been made to any Non-U.S. Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any other member of the Company Group).

c) No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued in accordance with US GAAP and, as of the Effective Time, the assets of each International Employee Plan and the Company’s pension plan are in excess of the liabilities of such plan, as determined in accordance with US GAAP.

2.17 Employee Matters.

(a) Schedule 2.17(a) of the Disclosure Schedule sets forth a correct and complete list of all form offer letters, Employee Agreements and stand-alone non-competition Contracts (i.e., those not included in the employment contract) used in each jurisdiction in which Employees are based or located, as well as a list of any such agreements, signed by Employees, which deviate from the forms.

(b) The Company Group is not a party to or bound by any collective bargaining agreement, shop agreement, company practice, collective promise or any other labor-related agreement with any labor union, labor organization, works council or other body of employee representation, as each relates to the Employees. No such agreement is being negotiated by any member of the Company Group. The Company Group has no duty to bargain with any labor union, labor organization or works council, as each relates to the Employees. No member of the Company Group has any works council or similar employee representation body, or is or was a member in any employers’ associations, and no labor union, labor organization or works council has made a pending demand for recognition or certification. There have not been any and are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company Group, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There is no labor dispute, strike, slowdown, lockout, or work stoppage against any member of the Company Group pending now, that has occurred in the past, or, to the knowledge of the Company Group, threatened that would reasonably be expected to interfere with the business activities of any member of the Company Group. To the knowledge of the Company Group, neither any member of the Company Group has engaged in any unfair labor practice that relates to the Employees.

(c) Schedule 2.17(c) of the Disclosure Schedule contains a correct and complete list as of the Agreement Date of the employee identification number, positions, date of commencement of employment, years of service credit recognized by the Company Group and rates of compensation of all current employees (including commissions), classifications as exempt or non-exempt under applicable laws, if required, accrued paid time off or vacation balances, location and severance or termination payment obligations payable in excess of mandatory Law.

(d) Current and complete copies of the written personnel manuals, handbooks, policies, rules or procedures currently in effect and applicable to any Employee of any member of the Company Group have been Made Available to Purchaser.

(e) None of the members of the Company Group have received or expects to receive any claim by any Employee for any compensation due to inventors under all applicable Laws, including the Law on Inventions of Employees (Arbeitnehmererfindungsgesetz).

(f) There are no claims, disputes, grievances, Actions, or controversies pending or, to the knowledge of the Company Group, threatened or reasonably anticipated involving any Employee, group of Employees, or individual, including claims arising from wage and hour violations, misclassification of Employees or hours worked. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status or any other category protected by federal, state, or local law), retaliation, or violation of any Law pending or, to the knowledge of the Company Group, threatened before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against any member of the Company Group pertaining to any Employee. The Company Group is not a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment practices relating to the Employees.

(g) The Company Group is and has been at all times in compliance with all applicable Laws, rules and regulations respecting employment, employment practices, harassment, discrimination, retaliation, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, as each relates to Employees, and in each case, with respect to Employees: (1) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries, and other payments to Employees and (2) is not Liable for any arrears of wages, severance pay or any Taxes or any penalty or failure to comply with any of the foregoing. The Company Group has no Liability with respect to the misclassification of: (A) any person as an independent contractor rather than as an employee, (B) any Employee leased from another employer, or (C) any Employee currently or formerly classified as exempt from overtime wages.

(h) Each member of the Company Group is in compliance with all applicable visa and work permit requirements. No visa or work permit held by an Employee will expire prior to December 31, 2013. Each member of the Company Group has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (the “IRCA”) for the Employees hired prior to the Closing Date to the extent required by Law. Each member of the Company Group is and has been in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of the IRCA.

(i) The Company Group is in compliance with its obligations pursuant to the Worker Readjustment and Notification Act (the “WARN Act”) (29 U.S.C. § 2101) and any applicable other Laws. The Company Group has no Liability with respect to any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or Liability under any other state or local Law in the United States or Law of any other jurisdiction that is comparable to the WARN Act, as each relates to the Employees. The Company Group has not taken any action in the last 90 days that will result in the termination of employment of 50 or more Employees or more than 10 percent of the Employees in the United States of America or any country outside of the United States of America during any 90-day period.

(j) To the knowledge of the Company Group, no Employee is in violation of any term of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with any member of the Company Group or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide service to any member of the Company Group because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

2.18 Insurance. Correct and complete copies of all insurance policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance and indemnity bonds issued at the request or for the benefit of any member of the Company Group as of the Agreement Date have been Made Available to Purchaser. Each member of the Company Group benefiting therefrom is in material compliance with the terms of such policies and bonds, including timely payment of all premiums payable, and no notice of cancellation or termination has been received by any member of the Company Group with respect to any such policy. To the knowledge of the Company Group, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds, nor is there any basis for any termination or material premium increase. All insurance policies are valid, outstanding and enforceable policies and provide insurance coverage in the amounts and against the risks required to comply with applicable Law or any contractual or other obligation. To the knowledge of the Company Group, no member of the Company Group has been refused any insurance for its business. Schedule 2.18 of the Disclosure Schedule sets forth, as of the Agreement Date, an accurate and complete list of all claims filed by any member of the Company Group since January 1, 2012 under any such policies or bonds.

2.19 Compliance with Laws; Certain Business Practices.

(a) Each member of the Company Group is, and since January 1, 2009 has been, in compliance with all applicable Laws and Permits with respect to the conduct of its business, or the ownership by the Company Group of its Assets and Properties, except for such non-compliance that has resulted or as would reasonably be expected to result in aggregate Liability to the Company Group in an amount less than €50,000. Each Permit that is required for the operation of the Company Group’s business as presently conducted or the holding of any such interest has been issued or granted to any member of the Company Group, except for Permits whose failure to be issued or granted has resulted or would reasonably be expected to result in aggregate Liability to the Company Group in an amount less than €50,000. Each of such Permits is in full force and effect. There is no Order binding upon any member of the Company Group or its Assets and Properties that has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing any current or future business practice of any member of the Company Group, any acquisition of property (tangible or intangible) by any member of the Company Group or the conduct of business by any member of the Company Group as currently conducted by any member of the Company Group. To the knowledge of the Company Group, no officer or other employee of the Company Group is subject to any Action or Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company Group.

(b) No member of the Company Group or any of their respective directors, officers, employees, distributors or agents while retained by a member of the Company Group or any other Person acting on behalf of any such Person have, with respect to the business of any member of the Company Group, (1) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, (2) made any unlawful payment to any government official or employee or any political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the German Criminal Act or any other Law applicable to the conduct of business with Governmental Authorities (collectively, “Anti-bribery Laws”), (3) in conjunction with the development or anticipated exploitation of the Company Products and operation of any member of the Company Group’s business, violated or failed to comply with any applicable Law related to the sale, marketing, promotion or export of goods or (4) or made any bribe, rebate, payoff, kickback or other unlawful payment of any nature using corporate funds or on behalf of any member of the Company Group. The Company has Made Available to Purchaser correct and complete copies of each arrangement in effect, if any, as of the Agreement Date between any member of the Company Group, on the one hand, and any foreign sales agent or foreign sales representative thereof, on the other hand.

(c) No member of the Company Group has applied for or received, is or will be entitled to or is or will be the beneficiary of any grant, subsidy or financial assistance from any Governmental Authority, except for the grants listed on Schedule 2.11(m) of the Disclosure Schedule.

(d) Each member of the Company Group has at all times conducted its export transactions in compliance with (1) all applicable U.S. export and re-export controls, including the United States Export Administration Act of 2001, as amended, and Regulations and Foreign Assets Control Regulations and (2) all other applicable import/export controls in other countries in which the Company Group conducts business, including the European Union, except to the extent any such non-compliance would be reasonably likely to result in Liability to the Company Group in an amount, individually or in the aggregate, that is less than €50,000. Without limiting the foregoing, except to the extent any such non-compliance would be reasonably likely to result in Liability to the Company Group in an amount, individually or in the aggregate, that is less than €50,000:

(1) Each member of the Company Group has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (1) the export, import and re-export of Company Products, services, software and technologies and (2) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(2) Each member of the Company Group is in compliance with the terms of all applicable Export Approvals;

(3) There are no pending or, to the knowledge of the Company Group, threatened claims against any member of the Company Group with respect to such Export Approvals;

(4) To the knowledge of the Company Group, there are no actions, conditions or circumstances pertaining to any member of the Company Group’s export transactions that may give rise to any future claims; and

(5) No Export Approvals for the transfer of export licenses to Purchaser or any member of the Company Group are required, or such Export Approvals can be obtained expeditiously without material cost.

(e) If any takeover statute is or becomes applicable to this Agreement or the Transactions, Seller shall and shall cause each member of the Company Group to (1) take all necessary action to ensure that the Transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (2) otherwise act to eliminate or minimize the effects of such takeover statute.

2.20 Minute Books. The minute book of of ICON Industry Consulting, Inc. contains a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of each member of the Company Group’s directors or stockholders and the share registers and share ledgers of each member of the Company Group since their time of formation and reflect all transactions referred to in such minutes, registers and ledgers accurately in all material respects.

2.21 Customers. Schedule 2.21 of the Disclosure Schedule accurately identifies the Company’s top 10 customers calculated by revenue for the fiscal year ended December 31, 2012 and the two quarters ended March 31, 2013 (each, a “Key Customer” together the “Key Customers”). As of the Agreement Date, there are no outstanding material disputes concerning Company Products with any Customers. As of Agreement Date, the Company has not received any written notice or other formal written communication from any Customer that such Customer will not continue as a Customer of the Company Group after Closing or that any such Customer intends to terminate or materially modify existing Contracts or arrangements with the Company Group.

2.22 Material Contracts. Schedule 2.22 of the Disclosure Schedule sets forth, as of the Agreement Date, a complete and accurate list of each Contract of any member of the Company Group under which any member of the Company Group has ongoing executory obligations or the ability to enforce rights thereunder and that is included within any of the following categories:

(a) any Contract that materially limits, curtails or restricts the right of any member of the Company Group or any of the Company’s current or future Affiliates in any material respect to (1) engage or compete in any line of business or sell, supply, license or distribute any product or service, in each case, in any geographic area, with any Person or during any period of time (or pursuant to which a benefit or right is required to be given or would be lost as a result of so competing, engaging, selling, supplying or distributing), (2) solicit or hire any Person or group of Persons or (3) acquire the securities of any other Person;

(b) any material Contract or any Contract with a Customer that grants any Person other than a member of the Company Group any (1) “most favored nation” or similar preferred pricing rights, (2) rights of first refusal, rights of first negotiation or similar rights or that materially limits the ability of any member of the Company Group to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, or (3) right to require any member of the Company Group to purchase all or any portion of a member of the Company Group’s requirements from any third party, or similar provision;

(c) any Contract that obligates a member of the Company Group to provide maintenance and/or support with respect to any discontinued Company Products or any prior version of any Company Product for more than three years following the Agreement Date (including within such term of the Contract any renewals that are at the sole election of the counterparty thereto);

(d) any Contract that by its terms limits the ability of any member of the Company Group to declare or pay any dividend or distribution in respect of its Equity Participations;

(e) any Contract pursuant to which the Company Group has provided, agreed to provide, or is required to provide any third party with rights in or access to Company Source Code (including on a contingent basis), or to provide for Company Source Code to be put in escrow (a “Software Escrow Agreement”) as listed in Disclosure Schedule 2.22(e);

(f) any material Contract with any original equipment manufacturer, co-location service provider, data center service vendor, joint-marketing partner, joint development partner or joint venturer;

(g) any Contract with a distributor or reseller pursuant to which the Company received more than €50,000 in the fiscal year ending December 31, 2012;

(h) (1) any Contract with a sales representative (other than Employees) where the Company or any of its Subsidiaries under the Contract (together with any series of related Contracts) has made or was obligated to make payments that (A) exceed €50,000 in the fiscal year ending December 31, 2012, or (B) is reasonably expected to exceed €50,000 in the fiscal year ending December 31, 2013, or (2) any material Contract with a web hosting service provider;

(i) any Contract pursuant to which any member of the Company Group is obligated to provide services at a price fixed regardless of the scope of the Company Group’s obligations before performance of such services, and for which the fully burdened cost of complete performance by such member of the Company Group currently exceeds or is reasonably expected by the member of the Company Group to exceed such price (excluding Contracts pursuant to which the primary services provided by the Company Group are customer training and education in each case involving less than €50,000);

(j) any Contract evidencing outstanding Company Indebtedness;

(k) any Contract that is a collective bargaining agreement or other agreements or arrangements with any labor union, trade union or works council;

(l) any material hedging, futures, options or other derivative Contract;

(m) any material agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person other than Customer License Agreements;

(n) any Contract for any capital expenditure in excess of €50,000;

(o) any Contract under which any member of the Company Group is a lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property and involving in the case of any such Contract more than €50,000 remaining over the life of the Contract at the Interim Balance Sheet Date;

(p) any Contract providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Company Group or any predecessor of a member of the Company Group, other than indemnification obligations of the Company Group pursuant to the provisions of a Contract entered into in the ordinary course of business that would not reasonably be expected to be material to the Company Group, taken as a whole;

(q) other than Employee Benefit Plans, any Contract with any Related Party or any Person with whom any member of the Company Group does not deal at arms’ length;

(r) any Contract relating to the disposition or acquisition of any business, division, product line, group of operating assets, entity or enterprise, except for the sale or non-exclusive license of Company Products or services in the ordinary course of business;

(s) any Contract relating to the settlement of any material Action other than (1) a Contract that solely involves the payment by the Company Group of cash amounts prior to the Closing or (2) ongoing non-material obligations of the Company incurred in connection with the settlement of Actions arising out of the termination of Employees in Europe in the ordinary course of business;

(t) any Contract that results in any Person holding a power of attorney from any member of the Company Group; or

(u) any Contract with any investment banker, broker, advisor or similar Person, or any accountant, legal counsel or other person retained by any member of the Company Group, in connection with this Agreement and the Transactions.

Each Contract disclosed in Schedules 2.8 or 2.22 of the Disclosure Schedule, or required to be disclosed pursuant to Sections 2.8 or 2.22 is referred to herein as a “Company Material Contract.” As of the Agreement Date, a correct and complete copy of each Company Material Contract has been Made Available to Purchaser. All Company Material Contracts are in executed written form. No member of the Company Group is in default of any material provision in respect of, any Company Material Contract. Each of the Company Material Contracts is a valid and binding agreement of a member of the Company Group and, to the knowledge of the Company Group, against the other parties thereto except to the extent the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium and other Laws affecting creditors rights generally and by equitable principles (regardless of whether enforcement is sought in equity or in Law).

There exists no, nor has there been within the last 12 months any, default, or event of default or event, occurrence, condition or act, which would conflict with, result in or constitute a material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination (other than upon the expiration of its term as provided therein), cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, any Company Material Contract. No member of the Company Group has received any written notice or, to the knowledge of the Company Group, other communication from any Person regarding (x) any actual or alleged default under or failure to comply with any term or requirement of any Company Material Contract (other than Customer License Agreements); or (y) any actual or proposed revocation, withdrawal, suspension, cancellation, termination or amendment to any Company Material Contract (other than Customer License Agreements).

2.23 Property.

(a) No member of the Company Group owns or has ever owned any real property.

(b) Each member of the Company Group has good and marketable title to, or, in the case of leased or licensed Assets and Properties, marketable leasehold or license interests in, all of its tangible Assets and Properties, used or held for use in its business, free and clear of any Encumbrances, and such properties and assets have been maintained in accordance with the ordinary course of business save for normal wear and tear, except (1) as reflected in the Interim Balance Sheet, (2) liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves according to German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP are included in the Interim Balance Sheet, (3) such imperfections of title and Encumbrances that do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby (collectively, “Permitted Encumbrances”). Schedule 2.23(b) of the Disclosure Schedule lists, and the Company has Made Available to Purchaser a correct and complete copy of, each real property lease to which any member of the Company Group is a party.

(c) The tangible Assets and Properties owned, leased or licensed by any member of the Company Group are in good condition and repair in all material respects (subject to normal wear and tear).

(d) All interests held by any member of the Company Group as lessee or licensee of real property are free and clear of all Encumbrances, except as set forth in the applicable lease or license to the Company Group and for Permitted Encumbrances. Each member of the Company Group has enjoyed uninterrupted and undisputed possession of the real properties that have been taken on lease or license by them, and there are no material disputes with respect to any such lease or license.

(e) All payments required to be made by any member of the Company Group pursuant to the real property that is taken by them on lease or license have been duly paid and no member of the Company Group is in material default in performing any of their other obligations under any Contract with respect to such real property.

(f) No member of the Company Group has sub-leased or sub-licensed, or otherwise granted to any Person, the right to use or occupy any real property.

(g) No member of the Company Group has any outstanding options or rights of first refusal to purchase any leased real property or any portion thereof or interest therein.

2.24 Brokers’ Fees; Transaction Expenses. No member of the Company Group has any Liability to pay any fees or commissions to any broker, finder, securities intermediary or agent with respect to the Transactions based upon arrangements made by or on behalf of any member of the Company Group. Neither Purchaser nor any member of the Company Group (after the Closing Date) will incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company in connection with the transactions contemplated by this Agreement or otherwise.

2.25 Investor Representations.

(a) This Agreement is made with Seller, who is a Non-U.S. person, in reliance upon Seller’s representations, warranties and covenants made in this Section.

(b) Seller has been advised and acknowledges that:

(1) the Shares have not been, and when issued, will not be registered under the Act, the securities laws of any state of the United States or the securities laws of any other country;

(2) in issuing and selling the Shares to Seller pursuant hereto, the Company is relying upon the “safe harbor” provided by Regulation S under the Act;

(3) it is a condition to the availability of the Regulation S “safe harbor” that the Shares not be offered or sold in the United States or to a U.S. person until the expiration of a six-month “distribution compliance period” following the Closing Date; and

(4) notwithstanding the foregoing, prior to the expiration of the six-month “distribution compliance period,” after the Closing (the “Restricted Period”), the Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Act or pursuant to an exemption from the registration requirements of the Act; or (B) the offer and sale is outside the United States and to other than a U.S. person.

(c) As used herein, the term “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia, and the term “U.S. person” (as defined in Regulation S) means:

(1) a natural person resident in the United States;

(2) any partnership or corporation organized or incorporated under the laws of the United States;

(3) any estate of which any executor or administrator is a U.S. person;

(4) any trust of which any trustee is a U.S. person;

(5) any agency or branch of a foreign entity located in the United States;

(6) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and

(8) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Act) who are not natural persons, estates or trusts.

As used herein, the term “Non-U.S. person” means any person who is not a U.S. person or is deemed not to be a U.S. person under Rule 902(k)(2) of the Act.

(d) Seller agrees that with respect to the Shares, until the expiration of the Restricted Period:

(1) Seller, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the Shares, or any beneficial interest therein in the United States or to or for the account of a U.S. person; and

(2) notwithstanding the foregoing, the Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (A) if the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Act or pursuant to an exemption from the registration requirements of the Act; or (B) the offer and sale is outside the United States and to other than a U.S. person; and

(3) Seller shall not engage in hedging transactions with regard to the Shares unless in compliance with the Act.

The foregoing restrictions are binding upon subsequent transferees of the Shares, except for transferees pursuant to an effective registration statement. Seller agrees that after the Restricted Period, the Shares may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities laws.

(e) Seller has not engaged, nor is it aware that any party has engaged, and Seller not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Shares.

(f) Seller: (i) is domiciled and has its principal place of business outside the United States; (ii) certifies it is not a U.S. person and is not acquiring the Shares for the account or benefit of any U.S. person; and (iii) at the time of the Closing Date, the Non-U.S. person or persons acting on Non-U.S. person’s behalf in connection therewith will be located outside the United States.

(g) At the time of offering to Seller and communication of Seller’s order to purchase the Shares and at the time of Seller’s execution of this Agreement, the Non-U.S. person or persons acting on Seller’s behalf in connection therewith were located outside the United States.

(h) Seller is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Act).

(i) Seller acknowledges that the Company shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section and shall transfer such shares on the books of the Company only to the extent consistent therewith.

In particular, Seller acknowledges that the Company shall refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company, Seller the Founders as follows:

3.1 Organization and Power. Purchaser (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business and is in good standing in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a material adverse effect on the ability of Purchaser to consummate the Transactions.

3.2 Authorization; Enforceability. Purchaser has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purchaser have been duly authorized by all requisite corporate action on the part of Purchaser and its stockholders. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties, represents the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.3 Noncontravention.

(a) The execution, delivery and performance of this Agreement and the Other Transaction Documents by Purchaser and the consummation of the Transactions do not and will not (1) conflict with, result in or constitute a violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in each case in accordance with, any provision of the organizational documents of Purchaser, (2) result in the creation of an Encumbrance on any Properties or Assets of Purchaser, (3) subject to the making of filings and registrations and the receipt of consents and approvals provided for in Section 3.3(b), conflict with, result in or constitute a material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any Law or Permit applicable to Purchaser, or (4) conflict with, result in or constitute a material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any Contract applicable to Purchaser or any of its Assets or Properties, except in the case of the foregoing clauses (2), (3) and (4) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Transactions.

(b) No Permit or Order of, or registration or filing with or declaration or notification to any Governmental Authority is required by or with respect to Purchaser in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions.

3.4 Sufficient Funds. Purchaser will have all of the funds available as and when needed that are necessary to consummate the Transactions and to perform its obligations under this Agreement. Purchaser’s obligations under this Agreement are not subject to a condition regarding Purchaser’s obtaining of funds to consummate the Transactions.

3.5 Absence of Litigation. Purchaser is not subject to any pending or, to the knowledge of Purchaser, threatened Action that would prevent or delay Purchaser from (a) executing and delivering this Agreement or the Related Agreements to which Purchaser is a party, or (b) performing Purchaser’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which Purchaser is a party.

3.6 Access to Information. The Purchaser acknowledges that it and its authorized employees, agents, accountants, legal counsel and other representatives has had access to and has reviewed all documents and records relating to the Transactions that Purchaser has deemed necessary for it to make an informed investment decision with respect to the Company Capital Stock. Such documents and records include any and all documents listed on the Index List which is made part of this Agreement by reference as Appendix A as well as any and all documents and records included in Disclosure Schedules referenced in this Agreement. The Purchaser acknowledges that it has had the opportunity to ask the Seller, its attorneys, accountants, employees and advisors, and has requested and reviewed information regarding the Company Capital Stock, the Company and the Transactions, that it has had any and all such questions and requests answered to Purchaser’s satisfaction, and that Purchaser understands the risks and other considerations relating to its purchase of the Company Capital Stock.

3.7 No Government Review. Purchaser understands that no securities commission or other governmental authority of any state, country or other jurisdiction has approved the Company Capital Stock or the Transactions or passed upon or endorsed the merits of the Company Capital Stock or the Transaction, or confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement.

3.8 Investment Experience. Purchaser has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Company Capital Stock, and Purchaser has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon Seller or Company for legal or tax advice related to this investment. In making Purchaser’s decision to acquire the Company Capital Stock, Purchaser has not relied upon any information other than information contained in this Agreement.

Purchaser’s certificate of incorporation, as amended from time to time, and other information required by the rules promulgated by the Act and the Securities Exchange Act of 1934, as amended, regarding the capitalization of Purchaser as is available on the Securities and Exchange Commission’s website at www.sec.gov.

(a) The Shares, when issued and sold in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and the Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by Seller; provided, however, that the Shares may be subject to restrictions on transfer under state and federal securities laws and as set forth in the Transaction Agreements.

(b) No consent, approval or authorization of or designation, declaration, registration, qualification or filing with any governmental authority on the part of Purchaser is required in connection with the valid execution, delivery and performance of the transaction agreements, or the offer, issuance or sale of the Shares, or the consummation of any other transaction contemplated herein or therein, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares under applicable federal and state securities laws, which filings and qualifications, if required, will be accomplished in a timely manner.

(c) Subject to Sellers representations and warranties provided in Article 2, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of the Act and applicable state securities laws.

(d) The execution, delivery and performance of and compliance with the Transaction Agreements, and the issuance of the Shares, have not resulted and will not result (with the passing of time or the giving of notice, or both) in any material violation of, or conflict with, or constitute a material default under, any provision of law, any order of any court or other governmental body, the Purchaser’s certificate of incorporation or bylaws or any material agreement to which Purchaser is a party or by which Purchaser or its property is bound or affected; nor will result in antidilution rights being implemented by any existing security holder of Purchaser; nor result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Purchaser; nor result in the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Purchaser, its current and proposed business or operations or any of its assets or properties.

(e) Purchaser has complied with all of its reporting and filing obligations under applicable federal and state securities laws and regulations. None of such reports or filings contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The audited financial statements and unaudited financial statements included in such reports and filings fairly present the financial position of Purchaser as of the dates of such financial statements in accordance with generally accepted accounting principles. Purchaser is, and has been for at least the 90 days immediately preceding Closing, subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Purchaser satisfies and will continue to satisfy the current public information requirements of Rule 144(c) promulgated under the Act. Form S-3 is currently available to Purchaser for the registration of its securities and Purchaser shall continue to comply with the requirements for the availability of Form S-3.

(f) Neither Purchaser nor Seller has incurred, nor will incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Agreements or any transaction contemplated thereby.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Payoff Letters. The Seller shall cause each member of the Company Group to ensure that at least three Business Days before the Closing, Purchaser shall receive from all holders of Company Indebtedness set forth on Schedule 4.1, payoff letters, in commercially reasonable form, specifying the amount necessary to be paid to fully repay, satisfy, release and discharge all obligations (other than contingent obligations that customarily survive debt repayment obligations) of all members of the Company Group under any Contracts of any member of the Company Group relating to such Company Indebtedness, as supplemented and amended, as of the Closing Date. Each payoff letter shall set forth the outstanding principal amount of the item of Company Indebtedness that is the subject of the letter, any prepayment premiums or fees or termination fees with respect thereto, any accrued interest thereon and any expense reimbursement or other amounts due in respect thereof as of the Closing Date, shall state, if applicable, the per diem amount of interest and other expense thereunder, shall provide wire transfer instructions and shall provide for the release of, or authorize the relevant member of the Company Group and/or its agents to release, or evidence the release of, all Encumbrances associated with such Company Indebtedness and the termination of all other obligations (other than contingent obligations that customarily survive debt repayment obligations) associated therewith upon the payment of such outstanding amounts. As promptly as practicable (but in any event within three Business Days after the Closing Date), Purchaser shall cause the Company to pay to each holder of Company Indebtedness identified on the Pre-Closing Statement the amount due and payable to such holder that is set forth on the Pre-Closing Statement.

4.2 Tax Matters.

(a) Cooperation. Without limiting any of the other provisions of this Section 4.2, after the Closing, Purchaser shall and shall cause each member of the Company Group to, and Seller shall, as to each such Person using commercially reasonable efforts, cooperate fully, as and to the extent reasonably requested by any of them, in connection with the filing of Tax Returns pursuant to this Agreement and any audit or Action with respect to Taxes. After the Closing, Purchaser shall retain all books and records with respect to Tax matters of the Company Group which are or may be pertinent to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations and shall make them available to Seller in connection with any audit of the Company Group which could give rise to an indemnification obligation of any of the Indemnitors.

(b) Tax Returns. Purchaser shall prepare all Tax Returns of or relating to the Company Group for the Straddle Period and for any Tax period ending on or before the Closing Date that are due after the Closing Date, which shall, except as otherwise required by applicable Law, be prepared consistently with past practice and shall provide a copy of each such income or other material Tax Return to Seller at least 20 Business Days before the due date for filing such Tax Return for Seller’s review. With respect to income and other material Tax Returns relating to any Tax period ending on or before the Closing Date or relating to any Straddle Period, Purchaser shall reflect in such Tax Returns all reasonable written comments made by Seller with respect to such Tax Returns received by Purchaser at least 10 Business Days prior to the due date for filing. Except as required by Law or as required by the final resolution of a Tax proceeding governed by Section 6.9 (which shall govern in case of any conflict with this Section 4.2(b)), Purchaser shall not amend any Tax Return of or relating to the Company Group for any Tax period ending on or before the Closing Date without the written consent of Seller (which shall not be unreasonably withheld or delayed).

4.3 Certain Taxes and Fees. All Transfer Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions, payable by Seller or the Company (pursuant to Contract or otherwise) will be paid and borne by Seller when due, and Seller will, at Seller’s expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges.

4.4 Release of Claims. Upon and subject to the Closing and by accepting the consideration contemplated by Section 1.1(a), Seller undertakes as follows:

(a) Seller, on behalf of itself and its successors, assigns, heirs, executors, legatees, administrators, beneficiaries, representatives, agents and any Seller Affiliates (the “Releasing Parties”), fully, finally and irrevocably releases, acquits and forever discharges each member of the Company Group and Purchaser, each of their respective officers, directors, predecessors, Controlled Affiliates, successors and assigns, and the beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”), from any and all commitments, actions, charges, complaints, promises, agreements, controversies, debts, claims, counterclaims, suits, causes of action, damages, demands, Liabilities, obligations, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral, or written contract or agreement or otherwise, known or unknown, past, present or future, at law or in equity, contingent or otherwise (collectively, a “Potential Claim”), that such Releasing Parties, or any of them, had, has or may have had at any time in the past until and including the Closing, against the Released Parties, or any of them, for or by reason of any matter, cause or thing whatsoever occurring at any time at or prior to the Closing with respect to any member of the Company Group (the “Released Matters”), except that the Released Matters do not include, and nothing in this Agreement shall affect or be construed as a waiver or release by the Releasing Parties of, any Potential Claim by such Releasing Parties arising from or relating to (1) fees, salary, reimbursement for expenses, bonuses, change of control payments, compensation from Seller’s Phantom Stock Plan, or other compensation or employment benefits earned or accrued by or for the benefit of such Releasing Parties prior to the Closing in respect of services performed by such Seller as an employee or director of any member of the Company Group (provided that the foregoing exception in this clause (1) shall not include any Potential Claim relating to the right to acquire any Equity Participations of the Company or of Purchaser, (2) any rights or benefits available to any Releasing Party or its agents under this Agreement (including the right to receive Parent Company Stock or payment of the consideration for the Company Capital Stock and disclosed in the Spreadsheet, in each case on and subject to the terms and conditions set forth in this Agreement) or any agreement entered into by such Releasing Party in connection with the Transactions, (3) any amounts payable to such Releasing Party to the extent included in the Company Indebtedness or constituting Change of Control Payments, (4) claims that cannot be released as a matter of Law, and (5) any rights in any Releasing Party’s capacity as an officer or director of any member of the Company Group under any indemnification agreement between the Releasing Party and the Company that has been Made Available to Purchaser and listed on Schedule_4.5 (a)_of the Disclosure Schedule, under the certificate of incorporation or bylaws (or other organizational instruments) of any member of the Company Group that has been Made Available or under applicable Law. As used in this Schedule 4.4, the term “Seller Affiliates” includes such Seller’s directors, officers, controlling Persons, employees, counsel, advisors and affiliated investment funds, if any, and, for the avoidance of doubt, shall not include any of such Seller’s or Seller Affiliates’ portfolio companies or limited partners.

(b) No Transfer of Potential Claims. Such Seller represents and warrants to the Released Parties that such Seller has made no assignment or transfer of any of the Potential Claims for any Released Matter.

(c) Waiver of Unknown Claims. With respect to any and all Potential Claims for any Released Matter, such Seller expressly waives and relinquishes, and the other Releasing Parties shall be deemed to have expressly waived and relinquished, any and all provisions, rights and benefits conferred by any Law of any jurisdiction or principle of common law that provides that a general release does not extend to claims that are unknown or unsuspected to the releasor at the time the releaser executes the release, even if knowledge of such claims by the releaser would have materially affected his or her settlement with the debtor. Such Seller acknowledges that the inclusion of such unknown Potential Claims herein was separately bargained for and was a key element of this Section 4.4. Such Seller acknowledges, and the other Releasing Parties shall be deemed to have acknowledged, that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Potential Claims herein released and agree that all such unknown Potential Claims are nonetheless released and that this Section 4.4 shall be and remain effective in all respects even if such different or additional facts are subsequently discovered. Furthermore, Seller, by signing this Agreement, hereby agrees to waive any and all rights of pre-emption or first refusal or other rights of or restrictions on the transfer of any of the Company Capital Stock conferred by the Charter Documents or any Contract with respect to the transfers of Company Capital Stock provided for in this Agreement.

(d) Covenant Not to Sue. Seller hereby irrevocably covenants to refrain from and, if Seller Controls any Releasing Parties, to cause such Releasing Parties to refrain from, asserting any Potential Claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including, without limitation, any administrative agency), that arises out of, relates in any way to, or is based upon, any of the Released Matters.

(e) Sufficiency of Consideration. Such Seller acknowledges and agrees that the Cash Consideration and the right to receive any Future Payment to the extent the same becomes paid in respect of Company Capital Stock, owned beneficially or of record by such Seller and payable to such Seller pursuant hereto and the covenants of Purchaser contained herein provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Section 4.4.

(f) Basis of Defense; Attorneys’ Fees. This Section 4.4 may be pleaded by the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them in violation of this Section 4.4. In the event any Potential Claim is brought or maintained by Seller or any Releasing Party against the Released Parties in violation of this Section 4.4, such Seller shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the Released Parties in defending same.

(g) California Civil Code Section 1542. EACH SELLER ACKNOWLEDGES THAT HE, SHE OR IT IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

EACH SELLER, BEING AWARE OF SAID CALIFORNIA CIVIL CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE, SHE OR IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4.5 Section 280G. The Company shall promptly submit to the shareholders of the Company for approval (in a manner satisfactory to Purchaser), by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Purchaser), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing the Company shall deliver to Purchaser evidence satisfactory to Purchaser that (A) a vote of the shareholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Shareholder Approval”), or (B) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the shareholder vote.

ARTICLE 5

CLOSING CONDITIONS

5.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Transactions will be subject to the satisfaction or waiver at or before the Closing of each of the following conditions:

(a) Requisite Shareholder Approval and Waiver. The Company shall have obtained such shareholder approval as required by the Company’s articles of association as well as the waiver of any preemptive rights and put or call rights created by Law, the Charter Documents or any Contract or other rights with respect to the Company Capital Stock.

(b) Regulatory Approvals. All approvals of Governmental Entities required to be obtained in connection with Transactions contemplated hereby, if any, shall have been obtained.

(c) No Injunctions or Restraints; Illegality. The consummation of the Transactions shall not then be restrained, enjoined or prohibited by any Order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any Governmental Authority with oversight of Antitrust Laws in connection with the Transactions contemplated by this Agreement.

5.2 Additional Conditions to Obligations of the Company, Seller and the Founders. The obligations of the Company, Seller and the Founders to consummate the Transactions will be subject to the satisfaction, or written waiver by Seller, at or before the Closing of each of the following conditions:

(a) Representations, Warranties and Covenants of Purchaser. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct as of such specified date or time), except where the failure of the representations and warranties made by Purchaser in this Agreement to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions. Purchaser will have performed and complied in all material respects with all of its covenants, obligations and conditions in this Agreement that are required to be performed and complied with by it at or before the Closing.

(b) Payment and Exchange. Purchaser shall fund the Escrow Amount pursuant to Section 1.4, the amounts payable pursuant to Sections 1.1, 1.5, 1.6 and the amounts payable pursuant to Section 4.1, and perform its obligations with respect to the share exchange contemplated by Section 1.5.

(c) Receipt of Closing Deliveries. The Seller will have received a duly executed copy of the Escrow Agreement.

5.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions will be subject to the satisfaction, or written waiver by Purchaser, at or before the Closing of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company, Seller and the Founders. The (1) representations and warranties in Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except that any Fundamental Representations that expressly speak as of a specified date or time need only be true and correct as of such specified date or time) and (2) representations and warranties of the Company, Seller and the Founders in this Agreement (other than the Fundamental Representations) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except that any such representations and warranties that expressly speak as of a specified date or time need only be true and correct in all respects as of such specified date or time), except for breaches of or inaccuracies in such representations and warranties that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company, Seller and the Founders will have performed and complied in all material respects with all of their covenants, obligations and conditions in this Agreement that are required to be performed and complied with by them at or before the Closing.

(b) Receipt of Closing Deliveries. Anytime on or prior to the Closing (unless a specific time is otherwise specified below) the Company shall have delivered, or caused to be delivered, to Purchaser the following:

(1) Third Party Consents. Written evidence reasonably satisfactory to Purchaser that each party to the Contracts listed on Schedule 5.3(b)(1) has consented to the consummation of the transactions contemplated hereby and affirmed the continuing effectiveness of the applicable Contract following the consummation of the transactions contemplated hereby on the same terms and conditions in effect immediately prior to the consummation of the transactions contemplated hereby.

(2) Termination of Existing Agreements. Each of the agreements set forth in Schedule 5.3(b)(2) shall have been terminated effective as of the Agreement Date and the Company shall have been released of any liability arising in respect thereof.

(3) Founder Non-Competition Agreements. Founder Non-Competition Agreements executed and delivered concurrently with the execution of this Agreement shall be in full force and effect (subject to applicable Law and other than any failure to be in full force and effect resulting from any termination by Purchaser or the death or disability of the other party thereto) at the Closing.

(4) Pre-Closing Statement and Closing Balance Sheet. Between 10 Business Days and three Business Days before the Closing Date, the Company shall deliver the Company Group’s good faith estimate of the Pre-Closing Statement and Closing Balance Sheet.

(5) Officers’ Certificate. A certificate, dated as of the Closing Date, executed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that each of the conditions set forth in clauses (a) and (b) of Section 5.3 has been satisfied and certifying certifying that attached are correct and complete copies of the Charter Documents, stock ledger and board of directors actions and stockholders’ actions in connection with the Transactions.

(6) Resignation of Officers and Directors. Written resignations from each of the officers and directors of the Company and its Subsidiaries from their positions as directors and officers of the Company and its Subsidiaries, respectively, effective as of the Agreement Date in a form reasonably acceptable to Purchaser.

(7) Spreadsheet. The Spreadsheet certified as complete and correct executed by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.

(8) Legal Opinion. A legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit C.

(9) Share Register. A copy of the Share Register of the Company in which Purchaser has been registered as the sole holder of all Company Capital Shares.

(c) Retention of Key Employees. Each of the Key Employees will be employed by the Company Group immediately before the Closing Date. Nothing in this Agreement shall be deemed to amend the terms of employment of the non-Key Employees. As of the Closing and except as required by Law in each jurisdiction in which a Company Group employee is located, all employees will be at-will employees of a member of the Company Group and will not be guaranteed employment by the Company Group, Purchaser or any of its Affiliates for any fixed term, except as a result of any agreements or arrangements implemented by Purchaser prior to the Closing.

(d) Section 280G Payments. With respect to any payments or benefits that Purchaser determines may constitute a Section 280G Payment, the shareholders of the Company shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code any such Section 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Purchaser and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.

(e) No Material Adverse Effect. No event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company Group shall have occurred since the Agreement Date.

ARTICLE 6

SURVIVAL, ESCROW FUND AND INDEMNIFICATION

6.1 Survival. The representations and warranties of the Company, Seller and the Founders contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement will survive in full force and effect until, and terminate on July 31, 2014 except that (a) the Fundamental Representations will survive until, and terminate upon, the expiration of the applicable statute of limitations and (b) that in the event of fraud with respect to a representation or warranty, such representation or warranty shall survive the Closing and shall remain in full force and effect until the expiration of the statute of limitations provided that if a Claims Notice is submitted in accordance with Section 6.6 prior to the applicable termination date for a representation or warranty, in which case the survival period for such representation or warranty solely as to the Liability Claim that is the subject of such Claims Notice will survive until such specific Liability Claim has been finally resolved. Except as otherwise expressly provided in this Agreement, each covenant hereunder will survive the Closing in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, it is the intention of the Parties that the survival periods described in this Section 6.1 supersede any applicable statute of limitations with respect to the applicable representations, warranties, covenants and agreements.

6.2 Escrow Fund. From and after the Closing, for the period described in this Article 6, the Escrow Fund will be available to compensate Purchaser (on behalf of itself or any other Indemnified Person) for Losses upon the terms and subject to the conditions and other limitations contained in this Article 6. Except as provided in Section 6.4(c), the Escrow Fund shall not be available to compensate any Indemnified Person for Losses described in Section 6.3(b).

6.3 Indemnification.

(a) From and after the Closing, subject to this Article 6, Seller and the Founders; however, with respect to the Founders strictly limited to any claim directly related to, or in connection with, the Fundamental Representations (in their capacity as such, the “Indemnitor”) will, except as stipulated in Section 6.4 be strictly limited to the Escrow Amount deposited into the Escrow Fund, indemnify and hold harmless Purchaser and its Affiliates (including, after the Closing, any member of the Company Group) and their respective officers, directors, agents, attorneys and employees, and each Person who Controls or may Control Purchaser or any member of the Company Group (each of the foregoing, an “Indemnified Person”) from and against any and all losses, Liabilities, damages, costs and expenses, including costs of investigation and reasonable defense, legal and consulting fees, arbitration and court costs, deficiencies, dues, Taxes, and any interest costs or penalties (collectively, “Losses”), suffered or incurred by an Indemnified Person to the extent directly arising out of, related to, or resulting from the following:

(1) any failure of any representation, warranty or certification made by the Company, or Seller in Article 2 or any certificate relating to Article 2 that is required to be delivered to Purchaser in accordance with this Agreement to be true and correct on the Agreement Date, unless expressly stipulated otherwise and except that those representations and warranties that address matters only as of a particular date need be true and correct only as of such date; provided that that the determination of the amount of Losses arising out of or resulting from such failure shall be made as if “material,” “in all material respects,” “Material Adverse Effect” or similar qualifiers and all dollar thresholds were not included therein; provided further that for the avoidance of doubt, when determining whether any such representation, warranty or certificate that is qualified by “material,” “in all material respects,” “Material Adverse Effect” or similar qualifiers or Euro thresholds is so true and correct, such qualifiers and Euro thresholds shall not be disregarded;

(2) any breach of or default in connection with any of the covenants or agreements made by the Company or Seller in this Agreement, other than the covenants and agreements referred to in Section 6.3(b);

(3) any claims or Actions by or purportedly by or on behalf of any holder or former holder of Company Capital Stock or Equity Participations of the Company that relate or purport to relate to the Transactions that, if meritorious, would constitute or give rise to an inaccuracy in or breach of any representation or warranty made by the Company or Seller in this Agreement;

(4) any Taxes attributable to any period or portion thereof ending on or before the Closing Date to the extent not included in Working Capital or Company Indebtedness, including, for the avoidance of doubt, any Losses arising from or related to (i) the preparation of any amended Tax Returns (including obtaining any necessary valuations) as a result of the conversion of the Company from a KG into an AG, and (ii) Taxes (determined after the application of any applicable net operating losses of the Company existing as of the Closing Date) resulting from the cancellation or waiver of any loans between the Company and any of its shareholders (the “Pre-Closing Tax Liabilities”)

(5) all Change of Control Payments; or

(6) the amount of any Company Indebtedness arising out of circumstances or events that are not known to Purchaser prior to the determination of the Final Cash Consideration to the extent such Company Indebtedness was not included in the determination of the Final Cash Consideration.

(b) Indemnitor will indemnify and hold the Indemnified Persons harmless from and against all Losses suffered or incurred by an Indemnified Person to the extent arising out of, related to or resulting from any breach of or default in connection with any of the covenants or agreements contained in Section 4.4 (Release of Claims).

(c) In the case of any Taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of Pre-Closing Tax Liabilities based on or measured by income or receipts or relating to any value added tax or sales or use Tax will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any Pre-Closing Tax Liabilities not based on or measured by income or receipts or relating to any sales or use Tax for a Straddle Period will be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending at the end of the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the portion of a Straddle Period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period, provided, further, that notwithstanding any other provision of this Agreement, any Change of Control Tax Amount shall be considered to be a Pre-Closing Tax Liability.

6.4 Limitations on Indemnification.

(a) The Indemnified Persons may not recover Losses from the Escrow Fund or the Indemnitors in respect of any claim for indemnification under Section 6.3(a)(1) unless and until the total amount of all Losses arising out of or resulting from the matters described in Section 6.3(a)(1) that have been incurred or paid by the Indemnified Persons exceeds €100,000 (the “Indemnification Threshold”), it being understood that if the total amount of such Losses exceeds the Indemnification Threshold, then the Indemnified Persons shall be entitled to be indemnified for the entire amount of such Losses; provided that the Indemnified Persons will be entitled to recover for, and the Indemnification Threshold will not apply to, any Losses with respect to any breach of or inaccuracy in any representation or warranty made in the Fundamental Representations or pursuant to fraud by the Company in connection with this Agreement.

(b) Recovery by Indemnified Persons of their Losses will be subject to the following limitations:

(1) Except as otherwise set forth in this Section 6.4 and with respect to Losses claimed under Section 6.3(a)(1) an Indemnified Person may recover its Losses only and exclusively from the Escrow Fund (it being understood and agreed that the amount then available in the Escrow Fund shall be the sole and exclusive source of recovery with respect to such Losses).

(2) With respect to Losses in connection with fraud by the Company in this Agreement, any other Transaction Document or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement or claimed under Section 6.3(a)(1) as a result of breaches of or inaccuracies directly related to, and in connection with, the Fundamental Representations or claimed under Section Error! Reference source not found., an Indemnified Person may recover its Losses (A) from the Escrow Fund and (B) to the extent such Losses exceed the amount recovered from the Escrow Fund, directly from the Indemnitors.

(c) An Indemnified Person may recover all of its Losses suffered or incurred by such Indemnified Person to the extent arising out of, related to or resulting from any of the matters described in Section 6.3(b) only from the Indemnitor making the applicable representation, warranty, covenant or agreement, or from the Escrow Payment that is to be otherwise released to Indemnitor at the time such release would otherwise be made (and Indemnitor and Seller shall cooperate in facilitating the payment of such amounts to Purchaser).

(d) Except as otherwise required by applicable Law, the Parties shall treat any indemnification payments made under this Agreement as an adjustment to the purchase price paid under this Agreement for accounting and Tax purposes.

(e) Indemnitor will not have any right of contribution, right of indemnity or other right or remedy against Purchaser, any member of the Company Group or any other Indemnified Person for any indemnification payments made by Indemnitor (whether directly or out of the Escrow Fund) pursuant to this Article 6, except and to the extent that any of the Indemnified Persons has also caused such Losses by any contributory act or omission.

(f) .

(g) No Indemnified Person’s rights under this Article 6 will be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired, by such Indemnified Person at any time, whether before or after the Agreement Date, or by the waiver of any condition to Closing. No Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification hereunder.

(h) No Indemnified Person shall be entitled to indemnification pursuant to this Article 6 for any express component of the Cash Consideration or any item expressly included in the determination of the Final Cash Consideration (it being understood that Indemnitor shall not be obligated to indemnify, defend or hold harmless any Indemnified Person from and against any Losses to the extent an item was resolved in connection with the final determination of the Final Cash Consideration).

(i) All Losses for which any Indemnified Person would otherwise be entitled to indemnification under this Article 6 shall be reduced by the amount of any insurance proceeds, or other third-party indemnification, contribution or reimbursement payments that are actually received by such Person in connection with such Losses or the circumstances giving rise thereto; provided that the Indemnified Persons shall have no obligation to seek recovery pursuant to any insurance policy or from any such third-party. In the event that any such insurance proceeds, or other third-party indemnification, contribution or reimbursement payments are realized by an Indemnified Person subsequent to receipt by such Indemnified Person of any indemnification payment under this Agreement in respect of the claims to which such insurance proceeds, or other third-party indemnification, contribution or reimbursement payments relate, appropriate refunds shall be made promptly by the relevant Indemnified Person of all or the relevant portion of such insurance proceeds, or other third-party indemnification, contribution or reimbursement payments.

(j) From and after the Closing, the remedies contained in this Article 6 and in Section 1.3 are intended to provide the sole and exclusive remedy of each Indemnified Person for matters arising out of this Agreement; provided, however, that nothing in this Article 6 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance, injunction or other equitable remedies to enforce the Parties’ obligations under this Agreement), or limit recovery against an Indemnitor for such Indemnitor’s fraud or such Indemnitor’s willful breach of any of the covenants or agreements contained Section 4.4 (Release of Claims).

6.5 Escrow Claim Period. The period during which claims for indemnification from the Escrow Fund may be initiated (the “Claim Period”) will commence at the Closing Date and terminate at 11:59 p.m. Pacific time on July 31, 2014 (the “Claim Period Expiration Date”). Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, on the Claim Period Expiration Date and thereafter, such portion of the Escrow Fund equal to the amount of Losses that are reasonably expected to be paid, suffered or sustained by the Indemnified Persons arising out of or resulting from any unresolved or unsatisfied Liability Claims specified in any Claims Notice delivered to the Escrow Agent on or before the Claim Period Expiration Date will remain in the Escrow Fund until such Liability Claims have been resolved or satisfied or are no longer reasonably expected to be paid, suffered or sustained.

6.6 Claims for Indemnification. At any time that an Indemnified Person desires to claim a Loss (a “Liability Claim”) that it reasonably believes is indemnifiable under Section 6.3, Purchaser will deliver a notice of such Liability Claim (a “Claims Notice”) to Seller. With respect to a Liability Claim under Section 6.3(a) with respect to which Purchaser seeks recovery from the Escrow Fund, at the same time Purchaser delivers a Claims Notice to Seller, Purchaser will deliver a Claims Notice to the Escrow Agent. A Claims Notice will describe the Liability Claim in reasonable detail and indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or is reasonably expected to be paid, suffered or sustained by the Indemnified Persons. To the extent that the amount of a Loss is not determinable as of the date of delivery of a Claims Notice, Purchaser may deliver a Claims Notice stating the maximum amount of Loss that Purchaser in good faith estimates or anticipates that an Indemnified Person is reasonably likely to pay or suffer, except that Purchaser’s provision of an estimated or anticipated amount of Loss will not limit the Loss recoverable or recovered by an Indemnified Person, except as provided in Section 6.5. No delay in or failure to give a Claims Notice by Purchaser to Seller (or in the case of a Liability Claim seeking recovery from the Escrow Fund, the Escrow Agent, or the applicable Indemnitor) pursuant to this Section 6.6 will adversely affect any of the other rights or remedies that Purchaser has under this Agreement or alter or relieve the Indemnitors of their obligations to indemnify the Indemnified Persons pursuant to this Article 6, except and to the extent (and only to the extent) that such delay or failure has prejudiced the Indemnitors.

6.7 Objections to and Payment of Claims.

(a) The Seller (or the applicable Indemnitor) may object to any Liability Claim set forth in such Claims Notice by delivering written notice to Purchaser (with a copy to the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) of Seller’s objection (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail.

(b) If an Objection Notice is not delivered by Seller to Purchaser (with a copy of the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) within 30 Business Days after delivery by Purchaser of the Claims Notice, such failure to so object will be an irrevocable acknowledgment by each Party (including Seller) that the Indemnified Persons are entitled to indemnification under Section 6.3 for the Losses set forth in such Claims Notice in accordance with this Article 6.

(c) If the Claims Notice was delivered to the Escrow Agent and Seller and no Objection Notice was delivered to the Escrow Agent within 30 Business Days of the delivery of the Claims Notice, or an Objection Notice was delivered to Purchaser and the Escrow Agent within 30 Business Days of the delivery of the Claims Notice, but such Objection Notice states that it was, or admits liability, only with respect to a portion of the Losses claimed in the Claims Notice, the Escrow Agent will deliver to Purchaser as soon as practicable cash from the Escrow Fund having a value equal to (1) the amount of the Losses set forth in such Claims Notice, if no Objection Notice was delivered to the Escrow Agent, or (2) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to Purchaser and the Escrow Agent, provided that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Purchaser (on behalf of itself or any other Indemnified Person) will not be so entitled to receive, and the Escrow Agent will not deliver, funds in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined; and provided further that, with respect to Liability Claims recoverable from the Escrow Fund, if the entire amount then in the Escrow Fund is insufficient to cover such Losses, and recovery directly from the Indemnitors is permitted hereunder, Indemnitor shall within 10 Business Days of the determination of such Losses wire transfer to Purchaser (on behalf of itself and any other Indemnified Persons) Escrow Funding of any such shortfall.

(d) From the time that an Indemnified Person delivers a Claims Notice to Seller (or the applicable Indemnitor) pursuant to Section 6.6 until the time that the dispute, claim or controversy underlying such Claims Notice has been resolved pursuant to Section 6.8, if reasonably requested by Seller, Purchaser will afford Seller and its accountants, counsel and other representatives reasonable access during normal business hours and at the applicable normal work location to (i) all of the properties, books, Contracts, commitments and records of the Company Group that are materially related to the Liability Claim (other than with respect to Taxes), and (ii) any Continuing Employees who would reasonably be expected to have knowledge of the subject matter of the Liability Claim, in each case, as Seller may reasonably request; provided, however, that Seller shall be responsible for paying its own costs and expenses incurred in connection with its and its accountants’, counsels’ and representatives’ review of and access to such matters and people and Purchaser may restrict or otherwise prohibit access to any such properties, books, Contracts, commitments, records, information or Continuing Employees and officers to the extent that (A) any applicable Law requires Purchaser or any of its Affiliates to restrict or otherwise prohibit access thereto, (B) access thereto would result in the waiver or other loss of any attorney-client privilege of Purchaser or any of its Affiliates or any member of the Company Group applicable to such documents or information or disclosure to Seller of attorney work product prepared by or for counsel for Purchaser or any of its Affiliates or any member of the Company Group, or (C) access to a Contract of Purchaser or any of its Affiliates or any member of the Company Group would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract.

6.8 Resolution of Objections to Claims.

(a) If Seller objects in writing to any Liability Claim made in any Claims Notice within 30 Business Days after delivery of such Claims Notice, Seller and Purchaser will negotiate in good faith with respect to each such Liability Claim. If Seller and Purchaser should so agree, a memorandum setting forth such agreement will be prepared and would need to be signed by both Parties to be enforceable. To the extent that a Liability Claim is recoverable from the Escrow Fund under Section 6.4, a copy of the memorandum setting forth the agreement will be delivered to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and will distribute cash to Purchaser as soon as practicable from the Escrow Fund. To the extent a Liability Claim is recoverable directly from the Indemnitor under Section 6.4, Indemnitor will promptly, and in no event later than 10 Business Days after Seller and Purchaser enter into such memorandum, wire transfer to Purchaser immediately available funds equal to the amount of cash agreed to be delivered to Purchaser in the memorandum or, in the case of a Loss recoverable under Section 6.4(c), instruct the Escrow Agent to pay to Purchaser the relevant amount otherwise releasable from the Escrow Fund to such Indemnitor.

(b) If no such agreement can be reached after good-faith negotiation and after 30 Business Days after delivery of an Objection Notice, either Purchaser or Seller (on behalf of the Indemnitors) (or the applicable Indemnitor) may bring an Action against the other to resolve the dispute. To the extent a Liability Claim is recoverable directly from any Indemnitors under Section 6.4, each such Indemnitor will promptly, and in no event later than 30 Business Days after such Indemnitor is notified of the final resolution of any dispute in accordance with this Section 6.8(b), wire transfer to Purchaser immediately available funds equal to the amount of Losses determined in accordance with this Section 6.8(b), except that if the final resolution provides for the payment of the Losses in another manner, the Indemnitors will make payment of the Losses according to the final resolution. If the amount of the Losses so determined is an estimate, then the Indemnitors will be required to make such payment within 10 Business Days of the date that the amount of the Loss is finally determined.

6.9 Third-Party Claims. If Purchaser receives written notice of a third-party claim that Purchaser reasonably believes may result in a Liability Claim by or on behalf of an Indemnified Person, Purchaser shall notify Seller and the Founders (or the applicable Indemnitor) of such third-party claim promptly upon Purchaser’s receipt of such third-party notice, and provide Seller and Founders (or the applicable Indemnitor) the opportunity to participate at his own cost in, and except for any claim connected to an alleged breach of any Fundamental Representations and/or Tax Liability, Seller and Founders may not control or conduct, any defense of such claim. Except for any claim connected to an alleged breach of any German Pre-Closing Tax Liability, the Seller’s and/or the Founders’ participation will be subject to Purchaser’s right to control such defense. Purchaser will have the right to settle any such claim, but if Seller of the Founders do not consent in writing to the settlement, the settlement will not be determinative of the amount of Losses relating to such matter or whether such Losses are indemnifiable Losses under this Article 6. For purposes of clarification, in case of any claim related to, or in connection with, an alleged breach of any German Pre-Closing Tax Liability, Seller and Founders shall be entitled to solely direct and control or conduct any defense of such claim, and Purchaser agrees to reasonably assist and cooperate with Seller and Founders in such case, on behalf of and in the interest of Company (“Prozesstandschaft”) Seller and/or Founders shall receive any and all proxy statements required therefore. If Seller consents in writing to the settlement, which consent shall be deemed to have been given unless Seller shall have objected within 30 Business Days after receipt of a written request for such consent from Purchaser, neither Seller nor any Indemnitor will have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement.

ARTICLE 7

GENERAL PROVISIONS

7.1 Certain Interpretations. When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an

Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$”, “USD” or dollars shall mean U.S. denominated dollars. All references in this Agreement to “€”, “EUR” or euros shall mean European Union denominated currency. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Unless stipulated otherwise herein, any EURO amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

7.2 Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any Party to this Agreement by operation of Law or otherwise without the prior written consent of the other Parties and any attempt to do so will be void.

7.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Purchaser to:

E2open, Inc.

4100 East Third Avenue, Suite 400

Foster City, California 94404

Attention: Peter J. Maloney

Facsimile No.: (650) 645-6554

with a copy (which shall not constitute notice) to:

E2open, Inc.

4100 East Third Avenue, Suite 400

Foster City, California 94404

Attention: Scott Miller

Facsimile No.: (650) 645-6554

and

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Aaron Alter

Facsimile No.: (650) 493-6811

(b)	if to Company (prior to the Closing), to:

ICON-SCM AG

An der Raumfabrik 31 a

Karlsruhe, Germany

with a copy (which shall not constitute notice) to:

Fisher Broyles LLP

4470 Cox Road, Suite 250

Glen Allen, Virginia 23060

Attention: Michael Kuhn

Facsimile No.: [•]

(c)	if to Seller, to:

ICON Gesellschaft für Supply Chain Management mbH

An der Raumfabrik 31a

76227 Karlsruhe, Germany

Attention: Dr. Kurt Mannchen & Dr. Michael Keppler

Facsimile No.: [•]

(d)	if to the Founders, to:

c/o ICON Gesellschaft für Supply Chain Management mbH

An der Raumfabrik 31a,

76227 Karlsruhe, Germany

Attention: Dr. Kurt Mannchen & Dr. Michael Keppler

Facsimile No.: [•]

7.4 Confidentiality. Each of the Parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement dated as of March 13, 2013 (the “Confidentiality Agreement”), between the Company and Purchaser. In this regard, the Company acknowledges that the Purchaser Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Purchaser Common Stock in violation of applicable securities laws.

7.5 Public Disclosure. Except as required by Law, neither the Company nor any of its representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Purchaser. Prior to its release, Purchaser shall consult with the Company and provide the Company the opportunity to review the initial press release regarding the announcement of this Agreement or the consummation of the transactions contemplated hereby.

7.6 Entire Agreement. This Agreement, the Confidentiality Agreement, the other Transaction Documents and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all appendices, exhibits and schedules hereto and thereto, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between Purchaser, on the one hand, and the Company, Seller and the Founders, on the other hand, with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms.

7.7 No Third Party Beneficiaries. Except as provided in Article 6 and Section Error! Reference source not found., this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8 Specific Performance and Other Remedies. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement for the benefit of another Party: (a) such other Party shall be entitled, without proof of actual damages (and in addition to any other remedy that may be available to it) to: (1) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (2) an injunction restraining such breach or threatened breach; and (b) such other Party shall not be required to provide any bond or other security in connection with any such Order or injunction or in connection with any related Action. Any and all remedies herein expressly conferred herein upon a Party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such Party, and the exercise by a Party hereto of any one remedy will not preclude the exercise of any other remedy.

7.9 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.10 Governing Law. Subject to Section 7.11 below, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.11 Dispute Resolution/Mediation/Jurisdiction. The Parties agree that they will, prior to commencing any litigation, attempt in good faith, to resolve any dispute or conflict by mediation as set forth in this Section 7.11.

(a) If a dispute or controversy should arise that the parties cannot resolve informally, the aggrieved party shall notify the other party in writing of the nature of the dispute with as much detail as is practicable. Both parties shall prepare and exchange written position statements setting forth the issues in dispute and their positions, summarizing the negotiations which have taken place, and attaching relevant documentation. Within thirty (30) days after delivery of such written notification, one or more senior executives in equal number who shall have authority to settle the dispute on behalf the parties (hereinafter, the “Senior Executives”) shall meet and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

(b) If the Senior Executives cannot resolve the dispute or agree upon a written plan of corrective action to do so within forty-five (45) days after the exchange of the parties’ written position statements, or if the parties fail to meet within such time period, or if the agreed upon completion dates in the written plan of corrective action are exceeded, either party may submit the dispute for resolution by mediation. The mediation proceeding shall be subject to, and governed by the laws of the Federal Republic of Germany, without any regard such country’s or other jurisdiction’s conflicts of law principles. The mediation shall be conducted in English and in accordance with the rules and regulations of the “Schlichtungs- und Mediationsordnung der Schlichtungsstelle für kaufmännische Streitigkeiten” of the Frankfurt Chamber of Industry and Commerce (Industrie- und Handelskammer Frankfurt am Main) located in Frankfurt am Main, Germany, or at another location agreed to by both parties. Mediation will continue for at least fifteen (15) business days unless the mediator or panel of mediators chooses to withdraw sooner. At the request of either party, the mediator or panel of mediators will be asked to provide an evaluation of the dispute and the parties’ relative positions. Each party shall bear its own costs of mediation effort. If the dispute cannot be resolved through mediation, either party may abandon this dispute resolution process and pursue its legal remedies as set forth in Section 7.11 (c). Except as otherwise specifically provided, neither party shall be able to terminate this Agreement for breach or initiate legal process unless and until the dispute resolution procedure set forth in Section 7.11 (b) above have been employed or waived.

(c) Subject to the alternate dispute resolution proceedings set forth in Section 7.11 (a) and (b), each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery in connection with any matter based upon or arising out of this Agreement and the other Transactions contemplated by this Agreement or any other matters contemplated herein (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each Party agrees not to commence any legal proceedings related hereto except in such Courts of the State of Delaware (or, only if the Courts of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The Parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

7.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.13 USA Patriot Act. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For non-individual persons such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Seller agrees to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.

7.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Purchaser, the Company, Seller and the Founders have caused this Agreement to be executed as of the date first written above by them or their respective officers or trustees thereunto duly authorized.

PURCHASER: E2OPEN, INC.

By:	/s/ Mark E. Woodward

Name:	Mark E. Woodward

Title:	President, Chief Executive Officer and Director
COMPANY: ICON-SCM AG

By:	/s/ Dr. Kurt Mannchen

Name:	Dr. Kurt Mannchen

Title:	Managing Director

By:	/s/ Dr. Michael Keppler

Name:	Dr. Michael Keppler

Title:	Managing Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, Purchaser, the Company, Seller and the Founders have caused this Agreement to be executed as of the date first written above by them or their respective officers or trustees thereunto duly authorized.

SELLER: ICON GESELLSCHAFT FÜR SUPPLY CHAIN MANAGEMENT MBH

By:	/s/ Dr. Kurt Mannchen

Name:	Dr. Kurt Mannchen

Title:	Managing Director

By:	/s/ Dr. Michael Keppler

Name:	Dr. Michael Keppler

Title:	Managing Director
FOUNDERS: DR. MICHAEL KEPPLER

DR. KURT MANNCHEN

[Signature Page to Share Purchase Agreement]

Annex A

Definitions

Act	Shall have the meaning set forth in Section 2.25.

Action	Shall mean any criminal, judicial, administrative or arbitral action, investigation of which a Party has knowledge, audit, charge, claim, complaint, demand, litigation, mediation, proceeding or suit, whether civil, criminal, administrative or judicial commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

Agreement	Shall have the meaning set forth in the Preamble.

Agreement Date	Shall have the meaning set forth in the Preamble.

Affiliate or Affiliates	Shall mean when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

AktG	Shall mean the German Stock Corporation Act.

Anti-bribery Laws	Shall have the meaning set forth in Section 2.19(b).

Antitrust Laws	Shall mean all federal, state or regional statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any country or jurisdiction, including antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessoning competition through merger or acquisition.

Assets and/or Properties	Shall mean with respect to any Person, means all assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, and Intellectual Property.

BGB	Shall mean the German civil code.

Business Days	Shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Karlsruhe, Germany.

Cash and Cash Equivalents	Shall mean the Company Group’s consolidated cash and cash equivalents, determined in accordance with German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP as of immediately prior to the Closing, excluding the net cash proceeds paid to the Company Group in connection with the sale or disposition of capital assets after the date of the Interim Balance Sheet.

Change of Control Payments	Shall mean the aggregate gross amount of all change of control, bonus, termination, retention, severance, forgiveness of Indebtedness, increase in benefits, Tax gross-up or other similar payments, and bonuses in respect of foregone equity, (a) that are accrued, incurred or payable by the Company Group prior to, at or after the Closing pursuant to any Employee Benefit Plan or Contract of the Company Group in effect at or prior to the Closing, or (b) that are otherwise obligations of the Company Group that are accrued or incurred prior to, at or after the Closing, whether payable prior to, at or after Closing that are based on arrangements entered into by a member of the Company Group prior to the Closing, in the case of each of clauses (a) and (b), to any Person as a result of the consummation of the Transactions (but excluding (1) those amounts that are payable contingent upon both (A) the completion of the Transaction and (B) the occurrence of any other event after the Closing, (2) those amounts that are included in Company Indebtedness and (3) those amounts contemplated by Section 1.1.

Change of Control Tax Amount	Shall mean the aggregate amount of any Liability of Purchaser or the Company Group that has not been paid prior to the Closing for any Taxes (including payroll or similar Taxes and withholding Taxes) payable as a result of or in connection with the Transactions.

Charter Documents	Shall have the meaning set forth in Section 2.2.

Claims Notice	Shall have the meaning set forth in Section 6.6.

Claim Period	Shall have the meaning set forth in Section 6.5

Claim Period Expiration Date	Shall have the meaning set forth in Section 6.5

Closing	Shall have the meaning set forth in Section 1.2.

Closing Balance Sheet	Shall mean an unaudited consolidated balance sheet of the Company Group as of the Closing, prepared in accordance with in with German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP using the same methods and procedures used to prepare the Interim Balance Sheet.

Closing Date	Shall have the meaning set forth in Section 1.2.

Code	Shall mean the U.S. Internal Revenue Code of 1986, as amended.

Company	Shall have the meaning set forth in the Preamble.

Company Capital Stock	Shall have the meaning set forth in Section 2.3(a).

Company D&O Tail Policy	Shall have the meaning set forth in Section Error! Reference source not found..

Company Group	Shall mean the Company, its Subsidiaries and Controlled Affiliates.

Company Material Contract	Shall have the meaning set forth in Section 2.22.

Company Indebtedness

Shall mean the aggregate of the following (but excluding amounts owed by the Company to a wholly-owned Subsidiary of the Company or by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), without duplication:

(a) any Liability of any member of the Company Group (1) for borrowed money (including the current portion thereof), (2) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (4) with respect to leases required to be accounted for as capital leases under German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP or (5) incurred, issued or assumed as the deferred purchase price of property (excluding, in each case, accounts payable and trade payables, in each case incurred in the ordinary course of business);

(b) any Liability of other Persons described in clause (a) that any member of the Company Group has guaranteed, that is recourse to any member of the Company Group or any of their Assets and Properties or that is otherwise the legal Liability of any member of the Company Group; and

(c) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any amounts of the nature described in clauses (a)(1), (2) or (3).

Company Intellectual Property	Shall have the meaning set forth in Section 2.8(a).

Company Products	Shall have the meaning set forth in Section 2.8(b).

Company Registered Intellectual Property	Shall have the meaning set forth in Section 2.8(c).

Company Sites	Shall have the meaning set forth in Section 2.8(l).

Company Source Code	Shall have the meaning set forth in Section 2.8(a).

Company Stock Certificates	Shall have the meaning set forth in Section 1.5.

Confidentiality Agreement	Shall have the meaning set forth in Section 7.4.

Continuing Employees	Shall mean employees of the Company Group who continue to be employed by the Company Group as of the Closing.

Contract	Shall mean with respect to any Person, any agreement, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement, whether written or oral: (a) to which such Person is a party; or (b) by which such Person or any of its assets is bound or under which such Person has any obligation.

Control	Shall mean, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

Customer License Agreements	Shall mean non-exclusive end user licenses to the object code form, or service or access agreements (including SaaS agreements), for the Company Products granted in the ordinary course and that are in form or substance substantially the same as Company Group’s standard agreements, copies such standard agreements which have been Made Available to Purchaser.

D&O Indemnitees	Shall have the meaning set forth in Section Error! Reference source not found..

Employee(s)	Shall mean any current or former or retired employee, consultant or director of any member of the Company Group or any ERISA Affiliate.

Employee Agreement	Shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, via, work permit or other agreement, contract or understanding between any member of the Company Group and any Employee.

Employee Benefit Plan(s)	Shall have the meaning set forth in Section 2.16(a).

Encumbrance	Shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, title defect, lien or charge, other than any restriction or limitation imposed by this Agreement.

Equity Participations	Shall mean, with respect to a Person, any (a) share, quota, security, participation right and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the revenues, dividends or equity appreciation of such Person, including capital stock, membership interests, units, performance units, options, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent stock or profits interests, voting securities, stock appreciation rights or equivalents, stock loan purchase plans, convertible debentures or stock bonus plans and (b) commitments of such Person to issue any of the foregoing.

ERISA	Shall mean the Employee Retirement Income Security Act of 1974.

ERISA Affiliate	Shall mean any person or entity under common control with the Company or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder

Escrow Agent	Shall have the meaning set forth in the Recitals.

Escrow Agreement	Shall have the meaning set forth in the Recitals.

Escrow Amount	Shall mean 4,000,000 EU as may be increased or decreased from time to time pursuant to the Escrow Agreement.

Escrow Fund	Shall mean the escrow account established by Purchaser with the Escrow Agent to administer the Escrow Amount pursuant to the Escrow Agreement.

Escrow Payment	Shall mean any portion of the Escrow Amount (as may be reduced in accordance with Article 6), that is released from the Escrow Fund and becomes payable in cash to the Indemnitors in accordance with the Escrow Agreement and the provisions of this Agreement.

Exchange Documents	Shall have the meaning set forth in Section 1.5.

Export Approvals	Shall have the meaning set forth in Section 2.19(d).

Cash Consideration	Shall have the meaning set forth in Section 1.1(a).

Financial Controls	Shall have the meaning set forth in Section 2.14(c).

Financial Statements	Shall have the meaning set forth in Section 2.14(a).

Founders	Shall have the meaning set forth in the Preamble.

Founder Non-Competition Agreement	Shall have the meaning set forth in the Recitals.

Fundamental Representations	Shall mean the representations and warranties set forth in Section 2.8 (Intellectual Property) and Section 2.11 (Taxes).

Future Payment	Shall mean each of (a) any Escrow Payment and (b) the Adjustment Excess Payment, if any, in each case, to the extent required to be made to Seller pursuant to the provisions of this Agreement or the Escrow Agreement.

Future Payment Spreadsheet

Shall mean a spreadsheet, prepared and executed by Seller and dated as of a date no later than three Business Days prior to the date of payment of the Future Payment to which such spreadsheet relates, setting forth, for Seller (or successor thereto):

(a) the name, mailing address, and, where available, tax domicile (if different from the mailing address) and taxpayer identification numbers for Seller;

(b) (1) the Future Payment payable to Seller and (2) whether any Taxes are required to be withheld by Purchaser from such amounts; and

(c) wire transfer instructions for such wire transfer.

German GAAP	Shall mean accounting practice generally accepted in Germany.

Governmental Authority	Shall mean any court, tribunal, governmental authority, governmental body or other regulatory or administrative authority, agency or commission of any government of any country or any private or governmental arbitration or conciliation authority or similar body, and any body exercising, or entitled to exercise, any administrative, executive, judicial or legislative authority or power of any nature.

Indemnitors	Shall have the meaning set forth in Section 6.3(a).

Indemnified Person	Shall have the meaning set forth in Section 6.3(a).

Intellectual Property	Shall have the meaning set forth in Section 2.8(a).

Interim Balance Sheet	Shall mean the Company’s unaudited consolidated balance sheet as of July 31, 2013.

Interim Balance Sheet Date	Shall mean April 30, 2013.

International Employee Plan	Shall mean each Employee Benefit Plan that has been adopted or maintained by any member of the Company Group or any ERISA Affiliate, whether informally or formally, or with respect to which any member of the Company Group or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States

IRS	Shall mean the Internal Revenue Service.

Key Customers	Shall have the meaning set forth in Section 2.21.

Key Employee(s)	Shall mean Stephan Hoffman, Chris Schulz, David Vallejo, Thorsten Bachmann, Ingo Kopido, Falco Feldchen and Markus Kowaleski.

Law	Shall mean the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.

Liability	Shall mean any and all liabilities, debts, commitments and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or non-matured, determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.

Liability Claim	Shall have the meaning set forth in Section 6.6.

Liens	Shall mean any mortgage, easement, attachment, pledge, hypothecation, right of any Person, adverse claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, third party right or other right or interest, option, lien, charge, any hire purchase, lease or installment purchase agreement, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.

Losses	Shall have the meaning set forth in Section 6.3(a).

Made Available	Shall mean the documents or other information and materials that have been posted in the electronically accessible data room at least three Business Days prior to the Agreement Date.

Material Adverse Effect	Shall have the meaning set forth in Section 2.2.

Objection Notice	Shall have the meaning set forth in Section 6.7(a).

Open Source Software	Shall have the meaning set forth in Section 2.8(k).

Order	Shall mean any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, assessment or binding agreement issued, promulgated or entered by or with any Governmental Authority.

Party	Shall mean any of Purchaser, the Company, Seller or the Founders.

Permit	Shall mean any approval, authorization, consent, franchise, license, permit or certificate issued by any Governmental Authority.

Permitted Encumbrances	Shall have the meaning set forth in Section 2.23(b).

Person	Shall mean any individual, corporation, partnership, joint venture, estate, trust, unincorporated organization, Governmental Authority or any other entity.

Personally Identifiable Information	Shall have the meaning set forth in Section 2.8(l).

Potential Claim	Shall have the meaning set forth in Section 4.4(a).

Pre-Closing Statement	Shall mean a written statement setting forth the Company Group’s good faith estimate of (A) the Working Capital, including the components thereof and the amount of any working capital deficiency based on the estimated closing date working capital and (B) all Company Indebtedness outstanding as of immediately prior to the Closing, reasonably detailed and separated by lender or other Person to which such amounts are payable, and (3) such work papers used to prepare such estimates as Purchaser may reasonably request.

Purchaser	Shall have the meaning set forth in the Preamble.

Purchaser Common Stock	Shall mean shares of the common stock, par value $0.001 per share, of Purchaser.

Registered Intellectual Property	Shall have the meaning set forth in Section 2.8(a).

Purchaser 10-Day Closing Average Trading Price	Shall mean the volume weighted average closing sale price of one share of Purchaser Common Stock as reported on the NASDAQ Global Market for the 10 consecutive trading days ending on the trading day immediately prior to the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

Related Agreements	Shall mean the Escrow Agreement and the Founder Noncompetition Agreements.

Related Party	Shall have the meaning set forth in Section 2.10(b).

Released Matters	Shall have the meaning set forth in Section 4.4(a).

Released Parties	Shall have the meaning set forth in Section 4.4(a).

Releasing Parties	Shall have the meaning set forth in Section 4.4(a).

Seller	Shall have the meaning set forth in the Preamble.

Seller Affiliates	Shall have the meaning set forth in Section 4.4(a).

Seller Phantom Stock Plan	Shall have the meaning set forth in Section 2.3(c).

Shares	Shall have the meaning set forth in Section 1.1(a).

Software	Shall have the meaning set forth in Section 2.8(a).

Software Escrow Agreement	Shall have the meaning set forth in Section 2.22(e).

Spreadsheet

Shall mean a spreadsheet, dated and setting forth as of the Closing the following information:

(a) the name, mailing address, and, where available, tax domicile (if different from the mailing address) and taxpayer identification numbers for Seller;

(b) the number of shares and class of Company Capital Shares held by Seller;

(c) (1) the Estimated Purchase Price payable to Seller pursuant to this Agreement and (2) whether any Taxes are required to be withheld by any member of the Company Group or Purchaser from such amounts; and

(d) the Escrow Fund amount.

Standard Form Agreements	Shall have the meaning set forth in Section 2.8(f).

Stock Consideration	Shall mean the number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (x) product obtained by multiplying (i) 1/3 by (ii) the Total Consideration by (y) the Purchaser 10-Day Closing Average Trading Price, rounded to the nearest 0.00001 (with amounts 0.000005 and above rounded up).

Straddle Period	Shall have the meaning set forth in Section 6.3(c).

Subsidiary/Subsidiaries	Shall have the meaning set forth in Section 2.3(c).

Tax	Shall mean (a) any net income, corporate, personal income, net wealth (capital taxes), capital gains, capital acquisitions, inheritance, deposit interest retention, gift, relevant contracts, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, goods and services, harmonized sales, value added, ad valorem, transfer, franchise, profits, license, withholding (including on dividends and deemed dividends), estimated, payroll, employment, social security contributions, governmentally mandated pension plan contributions, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty, import and export taxes, or other tax, or similar governmental assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Tax Authority, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify any other Person.

Tax Authority	Shall mean a Governmental Authority responsible for the imposition of any Tax (whether domestic or foreign).

Tax Return	Shall mean any return, estimate, form, information statement or report, including amendments thereof and attachments and schedules thereto required to be filed with respect to Taxes.

Total Consideration	Shall mean an amount equal to €20,000,000 net.

Trade Secrets	Shall have the meaning set forth in Section 2.8(a).

Transactions	Shall mean the transactions to be effected pursuant to the Transaction Documents.

Transaction Documents	Shall mean the Agreement, Escrow Agreement and Founder Non-Competition Agreements.

Transfer Taxes	Shall mean all sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the Transactions.

US GAAP	Shall mean the accounting practice generally accepted in the United States of America.

WARN Act	Shall have the meaning set forth in Section 2.17(i).

Working Capital

Shall mean an amount (expressed in USD) equal to:

(a) the amount that would be set forth on the “Total Current Assets” line item of a consolidated balance sheet of the Company as of the Closing (excluding any deferred tax assets and Cash and Cash Equivalents), with all such amounts determined using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Interim Balance Sheet; provided however, that if in connection with such calculations there is a conflict between German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP and the accounting methods, standards, policies, practices and estimation methodologies used to prepare the Interim Balance Sheet, German GAAP or US GAAP will govern, respectively; minus

(b) the amount that would be set forth on the “Total Current Liabilities” line item of a consolidated balance sheet of the Company as of the Closing, including (1) all accounts payable, employee-related Liabilities (including sales commissions), short-term deferred revenues, accrued Taxes (including all Pre-Closing Tax Liabilities) and other accrued Liabilities, in each case calculated after giving effect to the consummation of the Transactions, (2) all long-term deferred revenues with all amounts as determined using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Interim Balance Sheet and (3) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company Group on behalf of Seller in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions to the extent the same remain unpaid as of the Closing; provided however, that if in connection with such calculations there is a conflict between German GAAP, or, in case of Icon Industry Consulting, Inc., US GAAP and the accounting methods, standards, policies, practices and estimation methodologies used to prepare the Interim Balance Sheet, German GAAP or US GAAP will govern, respectively.